     As filed with the Securities and Exchange Commission on April 19, 2000

                                                      REGISTRATION NO. 333-76739

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------


                               AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                               THE SCOTTS COMPANY
              and the Guarantors identified in footnote (1) below
             (Exact name of Registrant as specified in its charter)

            OHIO                            2875                  31-1199481
(State or other jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)    Classification Code Number)     Identification No.)


     41 SOUTH HIGH STREET, SUITE 3500, COLUMBUS, OHIO 43215, (614) 719-5500
               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 G. ROBERT LUCAS
                        41 SOUTH HIGH STREET, SUITE 3500
                              COLUMBUS, OHIO 43215
                                 (614) 719-5500
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                                   COPIES TO:
                              RONALD A. ROBINS, JR.
                       VORYS, SATER, SEYMOUR AND PEASE LLP
                        52 EAST GAY STREET, P.O. BOX 1008
                            COLUMBUS, OHIO 43216-1008
                  --------------------------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement as the Registrant shall determine.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

---------------------------

(1) The following domestic direct and indirect subsidiaries of Scotts are guarantors of the notes and co-registrants. Each of the guarantors is incorporated in the State of Ohio, unless otherwise indicated, and has the I.R.S. Employer Identification Number indicated: Scotts' Miracle-Gro Products, Inc., a New York corporation (31-1433894); Miracle-Gro Lawn Products, Inc., a New York corporation (11-3186421); Miracle-Gro Products Ltd., a New York corporation (11-3028862); OMS Investments, Inc., a Delaware corporation (51-0357374); Old Fort Financial Corp., a Delaware corporation (13-3052947); Hyponex Corporation, a Delaware corporation (31-1254519); EarthGro, Inc., a Connecticut corporation (06-1317438); Scotts Products Co., an Ohio corporation (31-1269080); Scotts Professional Products Co., an Ohio corporation (31-1269066); Republic Tool & Manufacturing Corp., a Delaware corporation (33-0536684); Scotts-Sierra Horticultural Products Company, a California corporation (94-1634227); Scotts-Sierra Crop Protection Company, a California corporation (77-0153275); Scotts-Sierra Investments, Inc., a Delaware corporation (51-0371209); and Swiss Farms Products, Inc., a Delaware corporation (88-0407223).


                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
           TITLE OF EACH CLASS OF                    AMOUNT TO BE             PROPOSED MAXIMUM               AMOUNT OF
         SECURITIES TO BE REGISTERED                  REGISTERED           OFFERING PRICE PER UNIT       REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
8.625% Senior Subordinated Notes due 2009            $330,000,000                   100%                      $91,740(2)
Guarantee of 8.625% Senior Subordinated
Notes due 2009                                       $330,000,000                   (3)                       (3)
-------------------------------------------------------------------------------------------------------------------------

(2)   Previously paid.

(3)   No additional consideration for the Guarantees of the 8.625% Senior
      Subordinated Notes due 2009 will be furnished. Pursuant to Rule
      457(n), no separate fee is payable with respect to such Guarantees.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

           THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 19, 2000


PRELIMINARY PROSPECTUS

                           [THE SCOTTS COMPANY LOGO]

                                  $330,000,000

                               THE SCOTTS COMPANY
                             OFFER TO EXCHANGE ITS
                        8.625% SENIOR SUBORDINATED NOTES
                 DUE 2009, WHICH HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933
                      FOR AN EQUAL PRINCIPAL AMOUNT OF ITS
                   8.625% SENIOR SUBORDINATED NOTES DUE 2009,
                         WHICH HAVE NOT BEEN REGISTERED

                               ------------------


DIFFERENCES IN TERMS OF THE NOTES:       The new notes and the original notes are identical, except that the original notes contained transfer restrictions
                                         and registration rights that the new notes do not contain.
PROCEDURE FOR EXCHANGING NOTES:          To exchange your notes, you must complete the accompanying letter of transmittal and mail it and your original notes
                                         to our exchange agent, as described in the letter of
                                         transmittal.
DEADLINE:                                Unless we extend the exchange offer, it will expire at
                                         5:00 p.m., New York City time, on        , 2000.
WITHDRAWAL RIGHTS:                       Notes delivered for exchange may be withdrawn at any time
                                         prior to 5:00 p.m., New York City time, on      , 2000.
MARKET FOR THE NOTES:                    The notes are expected to trade in the Private Offerings,
                                         Resales, and Trading through Automatic Linkages Market.
EXPENSES:                                We will pay all expenses of the exchange offer.


                               ------------------


     INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.


                               ------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            , 2000

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. SCOTTS IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    3
Risk Factors................................................    9
Ratio of Earnings to Fixed Charges..........................   15
Use of Proceeds.............................................   15
Capitalization..............................................   16
Selected Consolidated Financial Data........................   17
The Exchange Offer..........................................   18
Description of Notes........................................   27
United States Federal Tax Considerations....................   50
Legal Matters...............................................   50
Independent Auditors........................................   50
Where You Can Find More Information.........................   50
Disclosure Regarding Forward-Looking Statements.............   51

                               PROSPECTUS SUMMARY

                               ABOUT OUR COMPANY


     We are among the most widely recognized marketers and manufacturers of products for lawns, gardens, professional turf and horticulture. We believe that our market leadership is driven by our leading brands, consumer-focused marketing, product performance and extensive relationships with major national retailers. Our portfolio of consumer brands that hold a top one or two leading U.S. market share position in their market includes the following:


     - SCOTTS(R)

     - MIRACLE-GRO(R)

     - ORTHO(R)

     - ROUNDUP(R), which is a registered trademark of Monsanto Company. We market and distribute consumer Roundup(R) products for Monsanto.


     - HYPONEX(R)



     Our portfolio of European Union brands includes the following:


     - MIRACLE-GRO(R), WEEDOL(R), LEVINGTON(R), KB(R), FERTILIGENE(R), CELAFLOR(R) AND NEXA-LOTTE(R)

                       THE ISSUANCE OF THE ORIGINAL NOTES


     The original notes were issued and sold on January 21, 1999, in a transaction not registered under the Securities Act in reliance upon an exemption from registration. The initial purchaser of the original notes was Salomon Smith Barney Inc. Salomon Smith Barney subsequently resold the original notes under Rule 144A and Regulation S under the Securities Act. In connection with the issuance of the original notes, we entered into a registration rights agreement with Salomon Smith Barney which provides the holders of the notes with registration and exchange rights. The exchange offer is intended to satisfy our obligations under the registration rights agreement.


     The original notes are represented by two, permanent global notes which are registered in the name of a nominee of The Depositary Trust Company. Participants in the DTC system who have accounts with DTC hold interests in the global notes in book-entry form. Accordingly, ownership of beneficial interests in the original notes is limited to DTC participants or persons who hold their interests through DTC participants.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER.........  We are offering to exchange up to $330 million in principal amount of notes which have been registered under the Securities Act for a like principal amount of original notes which were issued without registration.

EXPIRATION DATE............  This exchange offer will expire at 5:00 p.m., New
                             York City time, on             , 2000. If we choose
                             to extend the exchange offer, the expiration date will be the latest date and time to which it is extended.

PROCEDURES FOR EXCHANGING
NOTES......................  If you want to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal and deliver it, together with the original notes and any other required documentation, to the exchange agent before the expiration date. THE LETTER OF TRANSMITTAL INCLUDES DETAILED INSTRUCTIONS FOR ITS COMPLETION, EXECUTION AND DELIVERY WHICH MUST BE FOLLOWED METICULOUSLY.

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS..........  If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to exchange your notes, you should contact the registered holder promptly and instruct it to exchange the notes on your behalf.

GUARANTEED DELIVERY
PROCEDURES.................  If you cannot deliver the original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, and you cannot comply with the procedures for book-entry transfer, you must follow the guaranteed delivery procedures. See "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Notes delivered for exchange may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

ACCEPTANCE OF ORIGINAL
NOTES AND DELIVERY OF NEW
  NOTES....................  We will accept for exchange any original notes that are properly delivered prior to 5:00 p.m., New York City time, on the expiration date. We will deliver new notes promptly following the expiration date.

CONSEQUENCES OF FAILURE TO
  EXCHANGE.................  If you are eligible to participate in the exchange offer but do not exchange your original notes, you will not have any exchange rights following the closing of this exchange offer. Your original notes will remain restricted securities and may be resold only:

                             - to Scotts;

                             - to a qualified institutional buyer under Rule
                               144A or Rule 144 under the Securities Act;

                             - in an offshore transaction under Rule 903 or Rule
                               904 of Regulation S under the Securities Act;

                             - to an institutional accredited investor;

                             - in a transaction otherwise exempt from
                               registration under the Securities Act; or

                             - pursuant to an effective registration statement
                               under the Securities Act.

RESALE OF THE NOTES........  Based on interpretations by the staff of the
                             Commission in no-action letters to third parties, we believe that the notes to be issued in exchange for original notes may be offered for resale and may be resold or otherwise transferred without restriction, except as follows:

                             - a broker-dealer who purchased original notes
                               directly from Scotts for resale under Rule 144A or another exemption under the Securities Act must comply with the registration and prospectus delivery provisions of the Securities Act; and

                             - a person that is an "affiliate" of Scotts within
                               the meaning of Rule 405 under the Securities Act, must sell under Rule 144 or another exemption under the Securities Act.

                             If a broker-dealer or affiliate transfers notes in violation of the prospectus delivery provisions of the Securities Act or without an exemption from registration, it may incur liability under the Securities Act. We do not indemnify holders of notes against liability under the Securities Act.

                             Each broker-dealer that is issued notes in the exchange offer for its own account in exchange for notes which were acquired by the broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the notes issued in the exchange offer. We have agreed that a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the notes issued to it in the exchange offer.

                             All resales of notes must be made in compliance with applicable state securities or "blue sky" laws. We assume no responsibility for your compliance with these requirements. We are not making the exchange offer to, and will not accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the applicable securities or "blue sky" laws.


                             We will require that each holder who wants to participate in the exchange offer represent to Scotts in the letter of transmittal that the holder is acquiring the notes to be issued in the exchange offer in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the notes to be issued in the exchange offer. If a holder inaccurately makes these representations and transfers notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration, the holder may incur liability under the Securities Act. Scotts does not assume or indemnify holders of notes issued in the exchange offer against liability under the Securities Act, although, if the representations are true, Scotts does not believe that any liability should exist.


                             If you are unable to participate in the exchange offer because of applicable law, the Commission's policies or your status as an affiliate of Scotts or as a broker-dealer who acquired notes directly from us or one of our affiliates, we have agreed to file another registration statement with the Commission. This second registration statement would cover periodic resales of the original, unregistered notes by the holders who are unable to participate in the exchange offer.

CONDITIONS OF THE EXCHANGE
OFFER......................  If we determine that applicable federal law or the
                             Commission's staff interpretations do not permit the exchange offer, we may terminate the exchange offer.

                             The exchange offer is not conditioned upon the tender of any minimum principal amount of original notes.

                             To accept the exchange offer, you must represent to us in writing that you are acquiring the notes being issued in the ordinary course of business and that you are not participating in, and have no arrangement or understanding with any person to participate in, the distribution of the notes.

FEDERAL INCOME TAX
  CONSEQUENCES.............  The exchange of notes will generally not be a taxable event for U.S. federal income tax purposes.

EXCHANGE AGENT.............  State Street Bank and Trust Company

                         NOTES ISSUED IN EXCHANGE OFFER

     The terms of the notes to be issued in the exchange offer will be substantially identical to those of the original notes except that they will be registered under the Securities Act and will not bear legends restricting transfer. The registration rights agreement will not apply to the new notes. The new notes will evidence the same debt as the original notes and both series of notes will be entitled to the benefits of the indenture and treated as a single class of debt securities.

TOTAL AMOUNT OF NOTES
OFFERED....................  $330 million in principal amount of 8.625% Senior
                             Subordinated Notes due 2009 registered under the Securities Act.

MATURITY...................  January 15, 2009.

INTEREST...................  Annual fixed rate -- 8.625%. Payment frequency
                              -- every six months on January 15 and July 15.
                             First payment -- July 15, 1999.

SUBSIDIARY GUARANTORS......  Each subsidiary guarantor is a wholly owned domestic subsidiary of Scotts. Scotts' foreign subsidiaries are not subsidiary guarantors of the notes. If Scotts cannot make payments on the notes when they are due, the subsidiary guarantors must make them instead.

RANKING....................  The notes and the subsidiary guarantees are unsecured senior subordinated debts. They rank behind all of Scotts' and its subsidiary guarantors' current and future indebtedness, except trade payables and indebtedness that expressly provides that it is not senior to the notes and the subsidiary guarantees.


                             As of January 1, 2000, the notes and the subsidiary guarantees were subordinated to $760.7 million of senior debt. In addition, the subsidiary guarantees will be effectively subordinated to any current operating liabilities of the non-guarantor subsidiaries, because the creditors of any non-guarantor subsidiary will be entitled to the assets of that subsidiary in payment for the current operating liabilities before the assets can be used to repay any indebtedness of Scotts. As of January 1, 2000, the non-guarantor subsidiaries had current operating liabilities of $108.6 million.


OPTIONAL REDEMPTION........  On or after January 15, 2004, Scotts may redeem some or all of the notes at any time at the redemption prices listed in the "Description of Notes" section under the heading "Optional Redemption."

                             Before January 15, 2002, Scotts may redeem up to 35% of the notes with the proceeds of one or more public equity offerings of Scotts' common shares at the price listed in the "Description of Notes" section under the heading "Optional Redemption."

MANDATORY OFFER TO
REPURCHASE.................  If Scotts sells a significant amount of assets or experiences specific kinds of changes of control, it must offer to repurchase the notes at the prices listed in the "Description of Notes" section under the heading "Redemption at the Option of Holders."

BASIC COVENANTS OF
INDENTURE..................  Scotts will issue the notes under an indenture with
                             State Street Bank and Trust Company, as trustee. The indenture restricts Scotts' ability and the ability of its subsidiaries to:

                             - borrow money;

                             - pay dividends on stock or purchase stock;

                             - make investments;

                             - use assets as security in other transactions; and

                             - sell a significant amount of assets or merge with
                               or into other companies.

                             For more details, see the "Description of Notes" section under the heading "Covenants."


RISK FACTORS...............  See "Risk Factors" beginning on page 9 for a discussion of factors that you should carefully consider. In particular, we note the following risks:



                             - Our substantial indebtedness could adversely
                               affect our financial health and prevent us from fulfilling our obligations under the notes.



                             - Your right to receive payments on the notes is
                               junior to our existing indebtedness and, possibly, all of our future borrowings.



                             - We might not be able to integrate our recent
                               acquisitions into our business operations successfully.



                             - Because of the concentration of our sales to a
                               small number of retail customers, the loss of one or more of our top customers could adversely affect our financial results.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                                 (IN MILLIONS)

     We have derived the historical financial data included in the following summary financial data from our audited and unaudited consolidated financial statements which are incorporated by reference. You should read the following information in conjunction with our consolidated financial statements and the related notes and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which we are incorporating in this prospectus.


                                                                                              QUARTER ENDED
                                                            YEAR ENDED SEPTEMBER 30,     -----------------------
                                                          ----------------------------   JANUARY 2,   JANUARY 1,
                                                           1997      1998       1999        1999         2000
                                                          ------   --------   --------   ----------   ----------
OPERATING DATA:
  Sales.................................................  $899.3   $1,113.0   $1,648.3     $184.4       $191.5
  Cost of sales.........................................   573.6      715.0      989.1      119.7        117.6
                                                          ------   --------   --------     ------       ------
  Gross profit..........................................   325.7      398.0      659.9       64.7         73.9
  Commission earned from Roundup marketing agreement....      --         --       30.3        5.0         (1.0)
  Advertising and promotion.............................    83.9      104.4      189.0       16.7         23.7
  Selling, general & administrative.....................   131.6      169.9      281.2       53.9         68.1
  Amortization of goodwill and other intangibles........    10.2       12.9       25.4        4.9          5.9
  Restructuring and other charges.......................      --       15.4        1.4        1.4           --
  Other expense (income), net...........................     5.2        1.3       (3.6)      (0.1)         1.3
                                                          ------   --------   --------     ------       ------
  Income (loss) from operations.........................    94.8       94.1      196.1       (7.1)       (26.1)
  Interest expense......................................    25.2       32.2       79.1        9.8         23.7
                                                          ------   --------   --------     ------       ------
  Income (loss) before income taxes.....................    69.6       61.9      117.0      (16.9)       (49.8)
  Income taxes..........................................    30.1       24.9       47.9       (6.9)       (20.2)
                                                          ------   --------   --------     ------       ------
  Income (loss) before extraordinary item...............    39.5       37.0       69.1      (10.0)       (29.6)
  Extraordinary loss on early extinguishment of debt,
    net of income tax benefit...........................      --        0.7        5.9        0.4           --
                                                          ------   --------   --------     ------       ------
  Net income (loss).....................................    39.5       36.3       63.2      (10.4)       (29.6)
  Preferred stock dividends.............................     9.8        9.8        9.7        2.4          6.4
                                                          ------   --------   --------     ------       ------
  Income (loss) applicable to common shareholders.......  $ 29.7   $   26.5   $   53.5     $(12.8)      $(36.0)
                                                          ======   ========   ========     ======       ======
PER SHARE DATA:
  Basic earnings (loss) per common share before
    extraordinary items.................................  $ 1.60   $   1.46   $   3.25     $(0.68)      $(1.28)
  Basic earnings (loss) per common share................  $ 1.60   $   1.42   $   2.93     $(0.70)      $(1.28)
  Diluted earnings (loss) per common share before
    extraordinary items.................................  $ 1.35   $   1.22   $   2.27     $(0.68)      $(1.28)
  Diluted earnings (loss) per common share..............  $ 1.35   $   1.20   $   2.08     $(0.70)      $(1.28)



                                                               AS OF JANUARY 1, 2000
                                                              ------------------------
BALANCE SHEET DATA:
Working capital.............................................          $  358.1
Total assets................................................           1,870.7
Total debt..................................................           1,126.9
Total shareholders' equity..................................             383.1

                                  RISK FACTORS

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.


     The following table shows our outstanding indebtedness as of January 1, 2000:



                                                                 AT JANUARY 1, 2000
                                                                 ------------------
                                                                (DOLLARS IN MILLIONS)
                                                                ---------------------
Total debt..................................................          $1,126.9
Shareholders' equity........................................             383.1
Debt to equity ratio........................................            2.94:1


     This substantial amount of indebtedness could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations under the notes;

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures, research and development costs and other general corporate requirements;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the cash flow available to fund working capital, capital expenditures, research and development efforts and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have less debt; and

     - limit our ability to borrow additional funds.

     If we fail to comply with any of the financial or other restrictive covenants of our indebtedness, the indebtedness could become due and payable in full prior to its stated due date. We cannot be sure that our lenders would waive a default or that we could pay the indebtness in full if it were accelerated.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS DESCRIBED ABOVE.

     We may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us from doing so. Our credit facility permits additional borrowings of up to $1.025 billion. All of those borrowings would be senior to the notes and the subsidiary guarantees. If new debt is added to our current debt levels, the related risks that we now face could intensify.

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, WHICH WE MAY NOT BE ABLE TO GENERATE.

     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot assure you that our business will generate sufficient cash flow from operations or that currently anticipated cost savings and operating improvements will be realized on schedule or at all. We also cannot assure you that future borrowings will be available to us under our credit facility in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND, POSSIBLY, ALL OF OUR FUTURE BORROWINGS.

     The notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing indebtedness and all of our and their future borrowings, except:

     - trade payables; and

     - any future indebtedness that expressly provides that it ranks equal with, or is subordinated in right of payment to, the notes and the subsidiary guarantees.

     As a result, upon any distribution to our creditors or the creditors of the subsidiary guarantors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the subsidiary guarantees.

     In addition, all payments on the notes and the subsidiary guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of uncured non-payment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to Scotts or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of subordinated indebtedness in the assets remaining after we have paid all of the senior debt. Because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt holders of the notes may receive less, ratably, than holders of trade payables in any bankruptcy or similar proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of notes may receive less, ratably, than the holders of senior debt.


     As of January 1, 2000, the notes and the subsidiary guarantees were subordinated to $768.0 million of senior debt, and approximately $212.7 million was available for borrowing as additional senior debt under our credit facility. We will be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture. In addition, the notes and the subsidiary guarantees will be effectively subordinated to the current operating liabilities, including trade payables, of all of our subsidiaries that are not subsidiary guarantors. See note 22 to our consolidated financial statements, which are incorporated by reference in this prospectus.


WE MIGHT NOT BE ABLE TO INTEGRATE OUR RECENT ACQUISITIONS INTO OUR BUSINESS OPERATIONS SUCCESSFULLY.

     We have made several substantial acquisitions in the past four years. The acquisition of the Ortho business represents the largest acquisition we have ever made. The success of any completed acquisition depends, and the success of the Ortho acquisition will depend, on our ability to integrate effectively the acquired business. We believe that our recent acquisitions provide us with significant cost saving opportunities. However, if we are not able to successfully integrate Ortho, Rhone-Poulenc Jardin or our other acquired businesses, we will not be able to maximize these cost saving opportunities. Rather, the failure to integrate these acquired businesses, because of difficulties in the assimilation of operations and products, the diversion of management's attention from other business concerns, the loss of key employees or other factors, could materially adversely affect our financial results.

BECAUSE OF THE CONCENTRATION OF OUR SALES TO A SMALL NUMBER OF RETAIL CUSTOMERS, THE LOSS OF ONE OR MORE OF OUR TOP CUSTOMERS COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     Our top 10 North American retail customers together accounted for approximately 52% of our fiscal 1999 sales and 41% of our outstanding accounts receivable as of September 30, 1999. Our top three customers, The Home Depot, Wal-Mart and Kmart, represented approximately 17%, 12% and 9% of our fiscal 1999 sales. These customers hold significant positions in the retail lawn and garden market. The loss of, or reduction in orders from, Home Depot, Wal*Mart, Kmart or any other significant customer could have a material adverse effect on our business and our financial results, as could customer disputes regarding shipments, fees, merchandise condition or related matters. Our inability to collect accounts receivable from any of these customers could also have a material adverse effect.

IF MONSANTO WERE TO TERMINATE THE MARKETING AGREEMENT FOR CONSUMER ROUNDUP(R) PRODUCTS, WE WOULD LOSE A SUBSTANTIAL SOURCE OF FUTURE EARNINGS.

     If we were to commit a serious default under the marketing agreement with Monsanto for consumer Roundup(R) products, Monsanto may have the right to terminate the agreement. If Monsanto were to terminate the marketing agreement rightfully, we would not be entitled to any termination fee, and we would lose all, or a significant portion, of the significant source of earnings we believe the marketing agreement provides.

     Monsanto may also terminate the marketing agreement within a given region, including North America, without paying us a termination fee if sales to end user consumers, as opposed to retailers or distributors, in that region decline:

     - over a cumulative three fiscal year period; or

     - by more than 5% for each of two consecutive fiscal years.

     Monsanto may not terminate the marketing agreement, however, if we can demonstrate that the sales decline was caused by a severe decline in general economic conditions or a severe decline in the lawn and garden market in the region rather than by our failure to perform our duties under the agreement.

THE EXPIRATION OF PATENTS RELATING TO ROUNDUP(R) AND THE SCOTTS TURF BUILDER(R) LINE OF PRODUCTS COULD SUBSTANTIALLY INCREASE OUR COMPETITION IN THE UNITED STATES.


     Glyphosate, the active ingredient in Roundup(R), is covered by a patent in the United States which expires in September 2000. Sales in the United States may decline as a result of increased competition after the U.S. patent expires. Any decline in sales would adversely affect our net commission under the marketing agreement for consumer Roundup(R) products and, therefore, our financial results. A sales decline could also trigger Monsanto's regional termination right under the marketing agreement. For fiscal 1999, our commission under the Roundup marketing agreement constituted approximately 26% of our income before income taxes.



     Our methylene-urea product composition patent, which covers Scotts Turf Builder(R), Scotts Turf Builder(R) Plus 2(TM) with Weed Control and Scotts Turf Builder(R) with Halts(R) Crabgrass Preventer, is due to expire in July 2001 and could also result in increased competition. Any decline in sales of Turf Builder(R) products after the expiration of the methylene-urea product composition patent could adversely affect our financial results. For fiscal 1999, sales of products utilizing our methylene-urea product composition patent accounted for approximately 18% of our total sales.


THE INTERESTS OF THE FORMER MIRACLE-GRO SHAREHOLDERS COULD CONFLICT WITH THOSE OF OUR OTHER SHAREHOLDERS OR THE HOLDERS OF THE NOTES.

     The former shareholders of Stern's Miracle-Gro Products, Inc., through the Hagedorn Partnership, L.P., beneficially own approximately 42% of the outstanding common shares of Scotts on a fully diluted basis. The former Miracle-Gro shareholders have sufficient voting power to significantly control the election of directors and the approval of other actions requiring the approval of our shareholders. The interests of the former Miracle-Gro shareholders could conflict with those of our other shareholders or the holders of the notes.

OUR HISTORICAL SEASONALITY COULD IMPAIR OUR ABILITY TO MAKE INTEREST PAYMENTS ON THE NOTES.

     Because our products are used primarily in the spring and summer, our business is highly seasonal. For the past two fiscal years, approximately 70% to 75% of our sales have occurred in the combined second and third fiscal quarters. Our working capital needs and our borrowings peak near the end of our first fiscal quarter because we are generating fewer revenues while incurring expenditures in preparation for the spring selling season. If cash on hand and revenues are insufficient to cover payments due on the notes at a time when we are unable to draw on our credit facility, it could adversely affect our ability to make interest payments as required by the notes. Adverse weather conditions could heighten this risk.

ADVERSE WEATHER CONDITIONS COULD ADVERSELY IMPACT OUR FINANCIAL RESULTS.

     Weather conditions in North America and Europe have a significant impact on the timing of sales in the spring selling season and overall annual sales. Periods of wet weather can slow fertilizer sales, while periods of dry, hot weather can decrease pesticide sales. In addition, an abnormally cold spring throughout North America and/or Europe could adversely affect both fertilizer and pesticides sales and, therefore, our financial results.


PUBLIC PERCEPTIONS THAT THE PRODUCTS WE PRODUCE AND MARKET ARE NOT SAFE COULD SIGNIFICANTLY REDUCE OUR SALES.



     We manufacture and market a number of complex chemical products, such as fertilizers, herbicides and pesticides, bearing one of our brands. On occasion, customers allege that some of these products fail to perform up to expectations or cause damage or injury to individuals or property. Public perception that our products are not safe, whether justified or not, could impair our reputation, damage our brand names and materially adversely affect our business by reducing our sales.



COMPLIANCE WITH ENVIRONMENTAL AND OTHER PUBLIC HEALTH REGULATIONS COULD INCREASE OUR COST OF DOING BUSINESS.


     Local, state, federal and foreign laws and regulations relating to environmental matters affect us in several ways. All products containing pesticides must be registered with the U.S. Environmental Protection Agency and, in many cases, with similar state and/or foreign agencies before they can be sold. The inability to obtain or the cancellation of any registration could have an adverse effect on us. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether our competitors were similarly affected. We attempt to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals. We may not always be able to avoid or minimize these risks.

     The Food Quality Protection Act, enacted by the U.S. Congress in August 1996, establishes a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under this act, the U.S. Environmental Protection Agency is evaluating the cumulative risks from dietary and non-dietary exposures to pesticides. The pesticides in our products, which are also used on foods, will be evaluated by the U.S. Environmental Protection Agency as part of this non-dietary exposure risk assessment. It is possible that the U.S. Environmental Protection Agency may decide that a pesticide we use in our products would be limited or made unavailable. We cannot predict the outcome or severity of the effect of the U.S. Environmental Protection Agency's evaluation.

     Regulations regarding the use of some pesticide and fertilizer products may include requirements that only certified or professional users may apply the products or that the products be used only in specified locations. Users may be required to post notices on properties to which products have been or will be applied and may be required to notify individuals in the vicinity that products will be applied in the future. The use of some ingredients has been banned. Even if we are able to comply with all applicable regulations and obtain all necessary registrations, we cannot be sure that our products, particularly pesticide products, will not cause injury to the environment or to people under all circumstances. The costs of compliance, remediation or products liability have adversely affected our operating results in the past and could materially affect our future quarterly or annual operating results.

     The harvesting of peat for our organics business has come under increasing regulatory and environmental scrutiny. In the United States, state regulations frequently require us to limit our harvesting and to restore the property to its intended residual use. In some locations we have been required to create water retention ponds to control the sediment content of discharged water. In the United Kingdom, our peat extraction efforts are also the subject of legislation. Since July 1990, we have been involved in litigation with the Philadelphia

District of the U.S. Army Corps of Engineers involving our peat harvesting operations at Hyponex's Lafayette, New Jersey facility. The Corps of Engineers is seeking a permanent injunction against harvesting and civil penalties in an unspecified amount. While we are unable to predict the outcome of the negotiations on this matter, we have accrued for our estimate of the probable loss. If the ultimate settlement of this proceeding differs significantly from the amount we have accrued, it could materially impact our results of operations, financial position or cash flows.



     In addition to the regulations already described, local, state, federal and foreign agencies regulate the disposal, handling and storage of waste and air and water discharges from our facilities. In June 1997, the Ohio Environmental Protection Agency gave us formal notice of an enforcement action concerning our old, decommissioned wastewater treatment plants that had once operated at our Marysville facility. The Ohio EPA action alleges potential surface water violations relating to possible historical sediment contamination, inadequate treatment capabilities at our existing and currently permitted wastewater treatment plants and the need for corrective action under the Resource Conservation Recovery Act. We are continuing to meet with the Ohio EPA and the Ohio Attorney General's Office to negotiate an amicable resolution of these issues. While we are currently unable to predict the ultimate outcome of this matter, as of September 30, 1999, we estimate that the range of possible loss that could be incurred in connection with this matter is $2 million to $10 million.


     During fiscal 1999, we made approximately $1.1 million in environmental capital expenditures and $5.9 million in other environmental expenses, compared with approximately $0.7 million in environmental capital expenditures and $3.1 million in other environmental expenses in fiscal 1998. We anticipate that environmental capital expenditures and other environmental expenses for fiscal 2000 will not differ significantly from those incurred in fiscal 1999. If we are required to significantly increase our actual capital expenditures and other environmental expenses, it could adversely affect our financial results.


OUR SIGNIFICANT INTERNATIONAL OPERATIONS MAKE US MORE SUSCEPTIBLE TO FLUCTUATIONS IN CURRENCY EXCHANGE RATES AND TO THE COSTS OF INTERNATIONAL REGULATION.


     We currently operate manufacturing, sales and service facilities outside of North America, particularly in the United Kingdom, Germany and France. Our international operations have increased with the acquisitions of Levington, Miracle Garden, Ortho and Rhone-Poulenc Jardin and with the marketing agreement for consumer Roundup(R) products. In fiscal 1999, international sales accounted for approximately 24% of our total sales. Accordingly, we are exposed to risks associated with operations in foreign countries, including:

     - fluctuations in currency exchange rates;

     - limitations on the conversion of foreign currencies into U.S. dollars;

     - limitations on the remittance of dividends and other payments by foreign subsidiaries;

     - additional costs of compliance with local regulations; and

     - historically, higher rates of inflation than in the United States.

     The costs related to our international operations could adversely affect our operations and financial results in the future.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARES BANKRUPTCY, LIQUIDATES OR REORGANIZES.

     Some but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. The non-guarantor subsidiaries generated approximately 24.6% of our consolidated revenues in the year ended September 30, 1999 and held approximately 29.7% of our consolidated assets as of September 30, 1999.

WE COULD EXPERIENCE DIFFICULTIES WITH OUR IMPLEMENTATION OF SAP SOFTWARE FOR ENTERPRISE RESOURCE PLANNING THAT COULD ADVERSELY AFFECT OUR OPERATIONS.



     Our implementation of SAP software for enterprise resource planning is in progress and is currently being utilized to provide information to three of our business groups. While the implementation has not created business interruption to this point, there can be no assurance that we will not experience difficulties in the remainder of the implementation process over the next several years.


WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

     Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility will not allow repurchases. In addition, important corporate events, including leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. Therefore, if an event occurs that does not constitute a "Change of Control," we will not be required to make a repurchase offer, and you may be required to continue to hold your notes despite the event. See "Description of Notes -- Repurchase at the Option of Holders."

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID THE NOTES AND THE GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM SCOTTS OR THE SUBSIDIARY GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes and the subsidiary guarantees could be voided. Alternatively, claims in respect of the notes or the subsidiary guarantees could be subordinated to all other debts of Scotts or any subsidiary guarantor. Either of these events could occur if Scotts or the subsidiary guarantor, at the time it incurred the indebtedness evidenced by the notes or its subsidiary guarantee received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness, and:

     - was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

     - was engaged in a business or transaction for which Scotts' or the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

     In addition, any payment by Scotts or any subsidiary guarantor under the notes or a subsidiary guarantee could be voided and required to be returned to Scotts or the subsidiary guarantor, or to a fund for the benefit of the creditors of Scotts or the subsidiary guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, Scotts or a subsidiary guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair salable value of all of its assets; or

     - if the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

     The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. We understand that Salomon Smith Barney is currently making a market in the original notes. However, they may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.


                              RECENT DEVELOPMENTS



     On April 3, 2000, Scotts announced that it had signed a definitive agreement to sell its North American Professional Turf business to The Andersons, Inc. and The Nu-Gro Corporation.



     Scotts will retain the professional horticulture and the turf seed segments of its North American Professional Business Group. In addition to their ongoing value, these segments are strategically important to Scotts' efforts to create and market value-added seeds and plants through biotechnology.



     Under the Professional Turf sales agreement, The Andersons would acquire the rights in the U.S. only to the Pro-Turf(R), Contec(TM), AccuPro(TM) and other professional turf brands and their associated distribution network and product inventories. Nu-Gro would acquire the same brands and their associated distribution network and inventories in Canada. The Scotts(R) brand name is not part of this transaction, other than for certain transitional uses.



     The transaction also includes a supply agreement under which Scotts will use its proprietary manufacturing processes to produce a value-added professional turf products for The Andersons and Nu-Gro for the U.S. and Canada, respectively. Scotts expects the transaction to close during its third fiscal quarter.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for each of the periods shown:


                                                 YEAR ENDED SEPTEMBER 30,
                                           ------------------------------------     QUARTER ENDED
                                           1995    1996    1997    1998    1999    JANUARY 1, 2000
                                           ----    ----    ----    ----    ----    ---------------
Ratio of earnings to fixed charges.......  2.2x    1.0x    3.3x    2.6x    2.3x
Amount of deficiency to cover fixed
  charges................................    --      --      --      --      --         $50.0


                                USE OF PROCEEDS

     We will not receive any proceeds from the issuance of these notes. The gross proceeds from the offering of the original notes, together with borrowings under our credit facility of approximately $100 million, were used:

     - to fund the payment of $300.0 million to Monsanto for the Ortho acquisition, excluding the amount of any normalized working capital adjustment;

     - to repurchase our then outstanding 9 7/8% Senior Subordinated Notes Due 2004 for $108.7 million, including tender premium and accrued interest; and

     - to pay fees and expenses of approximately $21 million in connection with our recent acquisitions and the offering of the original notes.

                                 CAPITALIZATION


     The following table sets forth the capitalization of Scotts at January 1, 2000.



                                                                      AS OF
                                                                 JANUARY 1, 2000
                                                                 ---------------
                                                                  (IN MILLIONS)
Debt (including current portion):
  Credit facility:
     Revolving credit facility..............................         $  257.8
     Term loans.............................................            502.9
  8.625% senior subordinated notes..........................            318.3
  Other debt................................................             47.9
                                                                     --------
       Total debt...........................................          1,126.9
Shareholders' equity........................................            383.1
                                                                     --------
       Total capitalization.................................          1,510.0
                                                                     ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     We have derived the historical financial data included in the following summary financial data from our audited consolidated financial statements which we are incorporating in this prospectus. You should read the following information in conjunction with our consolidated financial statements and the associated notes, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are incorporated by reference in this prospectus.


                                                                                            QUARTER ENDED
                                                 YEAR ENDED SEPTEMBER 30,              -----------------------
                                      ----------------------------------------------   JANUARY 2,   JANUARY 1,
                                       1995     1996     1997      1998       1999        1999         2000
                                      ------   ------   ------   --------   --------   ----------   ----------
                                                         (DOLLARS IN MILLIONS)
OPERATING DATA:
  Sales.............................  $731.1   $750.4   $899.3   $1,113.0   $1,648.3    $  184.4     $  191.5
  Cost of sales.....................   498.8    512.4    573.6      715.0      989.1       119.7        117.6
                                      ------   ------   ------   --------   --------    --------     --------
    Gross profit....................   232.3    238.0    325.7      398.0      659.2        64.7         73.9
  Commission earned from Roundup(R)
    marketing agreement.............      --       --       --         --       30.3         5.0         (1.0)
  Advertising and promotion.........    64.5     69.2     83.9      104.4      189.0        16.7         23.7
  Selling, general and
    administrative..................   105.3    116.6    131.6      169.9      281.2        53.9         68.1
  Amortization of goodwill and other
    intangibles.....................     6.0      8.8     10.2       12.9       25.4         4.9          5.9
  Restructuring and other charges...      --     17.7       --       15.4        1.4         1.4           --
  Other expense (income), net.......    (4.4)    (0.6)     5.2        1.3       (3.6)       (0.1)         1.3
                                      ------   ------   ------   --------   --------    --------     --------
  Income (loss) from operations.....    60.9     26.3     94.8       94.1      196.1        (7.1)       (26.1)
  Interest expense..................    24.6     25.0     25.2       32.2       79.1         9.8         23.7
                                      ------   ------   ------   --------   --------    --------     --------
  Income (loss) before income
    taxes...........................    36.3      1.3     69.6       61.9      117.0       (16.9)       (49.8)
  Income taxes......................    13.9      3.8     30.1       24.9       47.9        (6.9)       (20.2)
                                      ------   ------   ------   --------   --------    --------     --------
  Net income (loss) before
    extraordinary item..............    22.4     (2.5)    39.5       37.0       69.1       (10.0)       (29.6)
  Extraordinary loss on early
    extinguishment to debt, net.....      --       --       --        0.7        5.9         0.4           --
                                      ------   ------   ------   --------   --------    --------     --------
  Net income (loss).................  $ 18.8   $ (2.5)  $ 39.5   $   36.3   $   63.2    $  (10.4)    $  (29.6)
  Preferred stock dividends.........  $  3.6   $  9.8   $  9.8   $    9.8   $    9.7    $    2.4     $    6.4
                                      ------   ------   ------   --------   --------    --------     --------
  Income (loss) applicable to common
    shareholders....................  $ 18.8   $(12.3)  $ 29.7   $   26.5   $   53.5    $  (12.8)    $  (36.0)
                                      ======   ======   ======   ========   ========    ========     ========
PER SHARE DATA:
  Basic earnings (loss) per common
    share before extraordinary
    items...........................  $ 1.01   $(0.65)  $ 1.60   $   1.46   $   3.25    $  (0.68)    $  (1.28)
  Basic earnings (loss) per common
    share...........................    1.01    (0.65)    1.60       1.42       2.93       (0.70)       (1.28)
  Diluted earnings (loss) per common
    share before extraordinary
    items...........................    0.99    (0.65)    1.35       1.22       2.27       (0.68)       (1.28)
  Diluted earnings (loss) per common
    share...........................    0.99    (0.65)    1.35       1.20       2.08       (0.70)       (1.28)

BALANCE SHEET DATA (END OF PERIOD):
  Working capital...................  $227.0   $181.1   $146.5   $  135.3   $  274.8    $  317.6     $  358.1
  Total assets......................   809.0    731.7    787.6    1,035.2    1,769.6     1,445.5      1,870.7
  Total debt........................   272.5    225.3    221.3      372.5      950.0       779.2      1,126.9
  Shareholders' equity..............   380.8    364.3    389.2      403.9      443.3       391.1        383.1


---------------
NOTE: Prior year presentations have been changed to conform to fiscal 1999 presentation; these changes did not impact net income.

                               THE EXCHANGE OFFER

GENERAL

     We are offering the holders of original notes the opportunity to exchange their original notes for new notes.

     We will use reasonable efforts to complete the exchange offer within 30 business days after the date on which the registration statement of which this prospectus is a part is declared effective by the Commission.

RESTRICTIONS ON TRANSFER OF THE ORIGINAL NOTES

     The original notes may be offered, sold or otherwise transferred only in $500,000 minimums and only:

        - to Scotts;

        - under a registration statement which has been declared effective under the Securities Act;

        - for so long as they are eligible for resale under Rule 144A, to a person the owner reasonably believes is a qualified institutional buyer purchasing for its own account or for the account of another qualified institutional buyer to whom notice is given that the transfer is being made in reliance to Rule 144A;

        - to a purchaser that is able to represent, and represents in writing, that:

           - it is an "accredited investor" within the meaning of subparagraph
             (1), (2), (3) or (7) of paragraph (a) of Rule 501 under the Securities Act,

           - it is acquiring the notes for its own account or for the account of another accredited investor, and

           - it is acquiring the notes for investment purposes and not for distribution in violation of the Securities Act;

        - in an offshore transaction under Rule 903 or Rule 904 of Regulation S under the Securities Act; or

        - under to any other available exemption from the registration requirements of the Securities Act.

     Prior to any offer, sale or other transfer of original notes to an accredited investor or pursuant to any other available exemption, the issuer and the trustee under the indenture may require the delivery of an opinion of counsel, certifications and/or other information satisfactory to each of them.

     We may be required to file a second registration statement, known as a shelf registration statement, with the Commission to cover periodic resales of original notes in the following circumstances:

        - if we are not permitted to complete the exchange offer because it is not permitted by applicable law or Commission policy; or

        - if any holder of original notes notifies us before the 20th business day after the consummation of the exchange offer, that:

           - due to a change in law or policy, the holder is not entitled to participate in the exchange offer;

           - due to a change in law or policy, the holder may not resell the notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for a resale by the holder; or

           - the holder is a broker-dealer and owns original notes acquired directly from us or one of our affiliates.

     If we are required to file a shelf registration statement, we will do so within 30 days after the filing obligation arises. We will use our reasonable best efforts to cause the shelf registration statement to be declared effective by the Commission within 90 days after the filing obligation arises. We also will use our reasonable best efforts to keep any shelf registration statement continuously effective, supplemented and amended until the earlier of:

     - January 21, 2001, or

     - the date all notes covered by the shelf registration statement have been sold.

TRANSFERABILITY OF NOTES RECEIVED IN THE EXCHANGE OFFER

     Each holder who wishes to receive notes in the exchange offer will be required to make the following representations:

     - the holder is not an "affiliate," as defined in Rule 405 of the Securities Act, of Scotts;

     - notes received by the holder in the exchange offer are being acquired in the ordinary course of its business, for its own account, for investment and not for distribution;

     - the holder has no arrangement or understanding with any person to participate in the distribution of the notes;

     - if the holder is not a broker-dealer, it is not engaged, and does not intend to engage, in the distribution of the notes;

     - if the holder is a broker-dealer:

             - the original notes are held by it as a nominee, or

             - the original notes were acquired by it for its own account as a result of market-making activities or other trading activities and it will deliver a copy of this prospectus in connection with any resale.

     Based on no-action letters issued by the staff of the Commission to third parties, if the holder can make these representations, we believe the notes acquired in exchange for the original notes will be freely transferable, except notes acquired by:

     - broker-dealers that purchased original notes directly from Scotts to resell under Rule 144A or any other available exemption under the Securities Act, and

     - "affiliates" of Scotts within the meaning of Rule 405 under the Securities Act unless they comply with the registration and prospectus delivery requirements of the Securities Act.

     In the event our belief is inaccurate, holders of notes issued in the exchange offer who transfer the notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration may incur liability under the Securities Act. We do not assume or indemnify holders against liability under the Securities Act.

     Affiliates of Scotts and broker-dealers that purchased original notes directly from Scotts in the original offering must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless the sale or transfer is made under an exemption from these requirements.

     The Commission has taken the position that this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer to fulfill its prospectus delivery requirements in connection with resales of notes received in exchange for original notes acquired by the broker-dealer for its own account as a result of market-making activities or other trading activities. Therefore, we have agreed that during the period required by the Securities Act, we will provide broker-dealers copies of this prospectus. However, the Commission has recently proposed that its interpretations referred to above be repealed. We cannot predict whether the Commission will act on this proposal prior to the completion of this exchange offer. If those interpretations are repealed prior to completion of this exchange offer, these broker-dealers will not be able to receive exchange notes in the exchange offer. Rather, as described above, we and the guarantor subsidiaries will be required to register the original notes on a new registration statement in connection with resales by holders of the notes.

     A broker-dealer that delivers a prospectus to purchasers in connection with resales will be subject to the civil liability provisions of the Securities Act. In addition, it will be bound by the provisions of the registration rights agreement, including the indemnification rights and obligations. Although a broker-dealer may be an "underwriter" within the meaning of the Securities Act, the letter of transmittal states that a broker-dealer will not be deemed to be admitting it is an "underwriter" by its execution of the letter and its delivery of a prospectus.

     All resales must be made in compliance with applicable state securities or "blue sky" laws. Compliance may require that:

     - the notes issued in the exchange offer be registered or qualified in a particular state,

     - resales be made by or through a licensed broker-dealer, and/or

     - the holder make representations in addition to those listed above as required by applicable state law.

     We assume no responsibility with regard to compliance with these requirements.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Original notes which are not exchanged in the exchange offer and are not included in a resale prospectus may be offered and sold only as described above under "-- Restrictions on Transfer of the Original Notes." These restrictions will continue until:

     - the later of:

          - January 21, 2001, or

          - the second anniversary of the last date that Scotts or one of its affiliates owned the note;

     - the date on which an original note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement; or

     - the date on which an original note is distributed to the public pursuant to Rule 144 under the Securities Act.

     We may seek to acquire untendered original notes, to the extent permitted by applicable law, in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered original notes.

TERMS OF THE EXCHANGE OFFER

     On the terms and conditions in this prospectus and in the letter of transmittal, we will accept any and all original notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes. Original notes may be tendered only in integral multiples of $1,000 principal amount.

     The form and terms of the notes to be issued in the exchange offer are the same as the form and terms of the original notes, except that:

     - the notes to be issued in the exchange offer have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

     - the holders of notes issued in the exchange offer will not be entitled to rights under the registration rights agreement, except under very limited circumstances.

     The notes to be issued in the exchange offer will evidence the same debt as the original notes which they replace and will be issued under, and be entitled to the benefits of, the same indenture.

     Solely for reasons of administration, Scotts has fixed the close of
business on             , 2000, as the record date for the exchange offer for
purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of original notes, or the holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

     Holders of the original notes do not have any appraisal or dissenters' rights under the General Corporation Law of Ohio or under the indenture because of the exchange offer. Scotts intends to comply with the applicable requirements of the Exchange Act and the rules and regulations of the Commission in conducting the exchange offer.

     Scotts will be deemed to have accepted validly tendered original notes when, as and if it has given oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of the original notes for purposes of receiving notes in the exchange offer.

     If any tendered original notes are not accepted for exchange, certificates for any unaccepted original notes will be returned without expense to the tendering holder as promptly as practicable after the expiration date.

     Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, except as described in the letter of transmittal, transfer taxes. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

     The exchange offer will expire at, and the expiration date will be, 5:00
p.m., New York City time on                     , 2000. We may extend the
exchange offer, in which case the expiration date will be the latest date and time to which it is extended.

     In order to extend the exchange offer, we must notify the exchange agent and make a public announcement of the extension prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

        - to delay accepting any original notes,

        - to extend the exchange offer,

        - to terminate the exchange offer if the condition described under "-- Condition of the Exchange Offer" has not been satisfied, or

        - to amend the terms of the exchange offer in any manner.

     We must give oral or written notice of any delay, extension or termination to the exchange agent. Any delay, extension, termination or amendment will be followed as promptly as practicable by a public announcement. We do not have an obligation to publish, advertise or otherwise communicate a delay, extension, termination or amendment, other than by making a timely release to the Dow Jones News Service. If, however, we determine that any amendment constitutes a material change, we will promptly file a post-effective amendment with the Commission and distribute a prospectus to the registered holders of the original notes describing the amendment. If the exchange offer is scheduled to expire during the five to ten business day period following a material amendment, it will be extended for a period of five to ten business days, as required by law, depending on the significance of the amendment and the manner of disclosure to the registered holders.

PROCEDURES FOR TENDERING

     Only a registered holder may tender original notes in the exchange offer. To tender in the exchange offer, the holder must:

     - complete, sign and date the letter of transmittal;

     - have the signatures guaranteed if required by the letter of transmittal;

     - mail or otherwise deliver the letter of transmittal to the exchange agent; and

     - either:

          - deliver certificates for the original notes to the exchange agent with the letter of transmittal;

          - deliver to the exchange agent a timely confirmation of a book-entry transfer of the original notes into the exchange agent's account at The Depository Trust Company, as described below; or

          - comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and all other required documents must be received by the exchange agent at the address set forth below under "-- Exchange Agent" prior to the expiration date.

     The tender by a holder will constitute an agreement between the holder and us on the terms and conditions in this prospectus and the letter of transmittal.

     THE METHOD OF DELIVERY OF THE ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS TO BE DELIVERED TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE APPLICABLE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO SCOTTS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's original notes, either make appropriate arrangements to register ownership of the original notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the original notes tendered with the letter of transmittal are tendered:

     - by a registered holder who has not completed the box on the letter of transmittal entitled "Special Delivery Instructions," or

     - for the account of an eligible institution.

     An eligible institution is any participant in a recognized signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act.

     If a letter of transmittal is signed by a person other than the registered holder of any original notes listed on the letter of transmittal, the notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder, with signature guaranteed by an eligible institution.

     If a letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the signatories should indicate their status when signing. In addition, evidence of their authority to sign satisfactory to Scotts must be submitted with the letter of transmittal.

     All questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within the time set by us. Although we intend to notify holders of defects or irregularities in their tenders, neither we, the exchange agent nor any other person will incur any liability for failing to give notice. Tenders of original notes will not be deemed to have been made until all defects or irregularities have been cured or waived.

     Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder. If original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by the tendering holder, the unaccepted or non-exchanged original notes will be returned to the tendering holders. In the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC as described below, unaccepted or non-exchanged original notes will be credited to an account maintained with DTC. Unless otherwise provided in the letter of transmittal, returns will be made as soon as practicable following the applicable expiration date.

BOOK-ENTRY TRANSFER

     The exchange agent will establish an account at The Depository Trust Company for purposes of the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account with DTC. Although original notes may be delivered by book-entry transfer at DTC, you must also:

     - deliver the letter of transmittal, with any required signature guarantees and any other documents, to the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date, or

     - comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender original notes but your notes are not immediately available, or you cannot deliver the notes, the letter of transmittal or any other required documents to the exchange agent prior to the applicable expiration date, you may effect a tender if:

     - the tender is made through an eligible institution;

     - prior to the expiration date, the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery to the exchange agent:

          - setting forth the name and address of the holder, the principal amount of the original notes being tendered and the certificate number(s) of the original notes;

          - stating that the tender is being made by means of the notice of guaranteed delivery; and

          - guaranteeing that, within five business days after the applicable expiration date, the letter of transmittal, certificate(s) representing the original notes or a book-entry confirmation and any other documents required by the letter of transmittal will be delivered to the exchange agent; and

     - the properly completed and executed letter of transmittal, certificate(s) representing all tendered original notes in proper form for transfer or a book-entry confirmation and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the applicable expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of original notes may be withdrawn at any time prior to the expiration date.

     To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address prior to the expiration date. Any notice of withdrawal must:

     - specify the name of the person who deposited the original notes to be withdrawn;

     - identify the original notes to be withdrawn, including the certificate number(s) and aggregate principal amount; and

     - be signed by the holder in the same manner as the original signature on the applicable letter of transmittal, including any required signature guarantees.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal in our sole discretion. Our determination will be final and binding on all parties.

     Any original notes that are withdrawn will be deemed not to have been validly tendered. No notes will be issued in the exchange offer unless the original notes that were withdrawn are retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

     Any original notes which have been validly withdrawn will be returned to the holder, unless otherwise provided in the letter of transmittal, without cost to the holder:

     - as soon as possible following the expiration date or,

     - if requested in the notice of withdrawal, promptly after receipt of the notice of withdrawal.

CONDITION OF THE EXCHANGE OFFER

     The exchange offer is subject to the condition that neither the offer nor any exchange by a holder violates any applicable law or interpretation of the staff of the Commission. If a change in Commission policy raises a substantial question as to whether the exchange offer is permitted by applicable federal law, we will seek a no-action letter or other decision from the Commission allowing us to consummate the exchange offer.

     If we determine that the exchange offer is not permitted by applicable federal law, we may:

        - terminate the exchange offer and return any original notes that have been tendered;

        - extend the exchange offer and retain all original notes tendered prior to the new expiration date that are not withdrawn; or

        - waive our right to terminate the exchange offer and accept all properly tendered original notes that have not been withdrawn.

     If we determine our waiver of our right to terminate constitutes a material change in the exchange offer, we will promptly file a post-effective amendment with the Commission and distribute a prospectus supplement to the registered holders of the original notes. If the exchange offer is scheduled to expire during the five to ten business day period following the waiver, we will extend it for a period of five to ten business days depending on the significance of the waiver and the manner of disclosure to the registered holders.

EXCHANGE AGENT

     State Street Bank and Trust Company has been appointed the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or other documents should be directed to the exchange agent addressed as follows:

     By Registered or Certified Mail or Hand or Overnight Delivery:

        State Street Bank and Trust Company
       Two International Place
       Fourth Floor
       Boston, MA 02110
       Attention:                , Corporate Trust Department

        Facsimile Transmissions: 617-664-3290
       Confirm by Telephone: 617-664-5587
       (ELIGIBLE INSTITUTIONS ONLY)

     Delivery to any other address or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Scotts and its affiliates.

     We have not retained any dealer-manager in connection with the exchange offer. No payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer.

     We will pay reasonable and customary fees to the exchange agent for its service and will reimburse its reasonable out-of-pocket expenses.

     We will pay all cash expenses incurred in connection with the exchange offer, which we estimate will be $250,000. Expenses will include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs. We will also pay transfer taxes, if any, applicable to the exchange of the original notes in the exchange offer.

     If a transfer tax is imposed on the registered holder or any other person for any reason other than the exchange of the original notes in the exchange offer, the tendering holder must pay the transfer tax. The amount of this transfer tax will be billed directly to the tendering holder unless the holder submits with the letter of transmittal either:

     - satisfactory evidence of payment of the transfer tax, or

     - evidence of an exemption from the transfer tax.

ACCOUNTING TREATMENT

     The carrying values of the original notes are not expected to be materially different from the fair value of the notes issued in the exchange offer; accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the notes issued in the exchange offer.

                     DESCRIPTION OF SENIOR CREDIT FACILITY



     The following description is a summary of material provisions of Scotts senior credit facility. It does not restate the credit facility in its entirety. We urge you to read the New Credit Facility because it, and not this description, define the terms of our other material outstanding indebtedness. Copies of the senior credit facility are available as set forth under "Where You Can Find More Information."



     On December 4, 1998, Scotts and most of our subsidiaries entered into a new credit facility, which is senior to the notes. This senior credit facility establishes aggregate financing for Scotts and the subsidiaries that are parties of up to $1.025 billion. The credit financing under the senior credit facility is provided by a lending syndicate group consisting of approximately thirty lenders worldwide, with The Chase Manhattan Bank serving as Administrative Agent.



AMOUNT OF ADDITIONAL CREDIT AVAILABLE



     The senior credit facility provides for aggregate total senior secured credit financing in the principal amount of up to $1.025 billion, consisting of term loan facilities in the aggregate amount of $525 million, and a revolving credit facility in the amount of $500 million. As of April 1, 2000, there were $479.7 million of term loan outstanding and $357.2 million outstanding under the revolving credit facility.



SPECIFIC CREDIT FACILITIES



     The term loan portion of the senior credit facility consists of three tranches. The Tranche A term loans consist of an aggregate approximate principal amount equal to $265 million, which is divided into three sub-tranches of French Francs, German Deutschemarks and British Pounds Sterling. The Tranche A term loans are to be repaid in quarterly principal installments over a 6 1/2 year period. The Tranche B term loans consist of an aggregate principal amount equal to $140 million, which is to be repaid in nominal quarterly installments for the first 6 1/2 years and in substantial quarterly installments in the final year. The Tranche C term loans consist of an aggregate principal amount equal to $120 million, which is to be repaid in nominal quarterly installments for the first
7 1/2 years and in substantial quarterly installments in the final year.



     The $500 million revolving credit portion of the senior facility is available on a revolving basis for a term of 6 1/2 years. A portion of the revolving credit facility not to exceed $100 million is available for the issuance of letters of credit. In addition, a portion of the revolving credit facility not to exceed $225 million is available for borrowing in optional currencies, including German Deutschemarks, British Pound Sterling, French Francs, Belgian Francs, Italian Lira and other foreign currencies. However, no more than $120 million of this $225 million may be outstanding in foreign currencies other than British Pounds Sterling.



     Scotts is required to reduce the outstanding principal amount of all revolving credit loans to no more than $150 million for at least 30 consecutive days during each calendar year.



PREPAYMENTS



     Scotts may prepay the term loans at any time, subject to the applicable prepayment fees. However, optional prepayments of the term loans may not be reborrowed.



     Scotts is required to make mandatory prepayments out of the net proceeds of any sale or issuance of equity, the incurrence of additional senior indebtedness and any sale or other disposition of more than a de minimis amount of assets. In addition Scotts is required to make mandatory prepayments out of a portion of excess cash flow.



INTEREST



     Interest rates for the revolving credit facility and the term loans vary depending upon Scotts' leverage ratio and on the interest rate option selected by Scotts. As of April 1, 2000, the weighted average interest rate for the senior credit facility was 8.2%.

GUARANTIES



     Scotts has guaranteed the performance of its subsidiaries under the senior credit facility. Additionally, most of Scotts domestic direct and indirect subsidiaries and some of Scotts direct foreign subsidiaries have guaranteed Scotts' performance under the senior credit facility.



COLLATERAL



     Scotts and all of its domestic subsidiaries pledged substantially all of their personal property assets to secure the indebtedness and obligations under the senior credit facility. Additionally, Scotts and its domestic subsidiaries pledged any real property assets having a value in excess of $500,000, as well as substantially all of their intellectual property assets. Scotts and its direct and indirect subsidiaries also pledged primarily all of the stock which they owned in their own subsidiaries, unless the pledge was limited by the laws of a foreign country or would have resulted in adverse tax consequences to Scotts.



COVENANTS



     The senior credit facility contains standard negative covenants, including covenants which impose limitations on the ability of Scotts to, among other things:



     - place liens on property, or incur contingent obligations;



     - sell all or substantially all of their assets; or



     - make any fundamental changes, investments, loans, advances or acquisitions in excess of $100 million.



     The senior credit facility also contains financial covenants consisting of the maintenance of a specified leverage ratio, a specified consolidated net worth, and an interest coverage ratio.


                              DESCRIPTION OF NOTES

     You can find the definitions of capitalized terms used in this description in quotation marks under the subheading "Definitions."

     Scott issued the original notes, and will issue the notes to be delivered in the exchange offer, under the indenture dated as of January 21, 1999 among itself, the subsidiary guarantors and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of these notes. Copies of the indenture and the registration rights agreement are available as set forth below under "Where You Can Find More Information."

GENERAL

  The Notes

     Both the original notes and the notes issued in the exchange offer evidence the same debt and will be entitled to the benefits of the indenture. They will be treated as a single class of debt securities. The terms of the notes issued in the exchange offer will be the same as the original notes, except that:

     - the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting transfer; and

     - the exchange notes will not be entitled to the benefits of the registration rights agreement.

     Holders of original notes who do not exchange their original notes in the exchange offer will vote together with holders of the exchange notes for all relevant purposes under the indenture.

     All of the notes:

     - are general obligations of Scotts;

     - are subordinated in right of payment to all our existing and future senior debt; and

     - are senior in right of payment to any future junior subordinated indebtedness we may incur.

  The Guarantees

     These notes will be guaranteed by all of our existing and future wholly owned domestic subsidiaries, except any that are designated as unrestricted.

     As of the date of this prospectus, the following subsidiaries are guarantors of the notes:

         Scotts' Miracle-Gro Products, Inc.
         Miracle-Gro Lawn Products, Inc.
         Miracle-Gro Products Ltd.
         OMS Investments, Inc.
         Old Fort Financial Corp.
         Hyponex Corporation
         EarthGro, Inc.
         Scotts Products Co.
         Scotts Professional Products Co.
         Republic Tool & Manufacturing Corp.
         Scotts-Sierra Horticultural Products Company
         Scotts-Sierra Crop Protection Company
         Scotts-Sierra Investments, Inc.
         Swiss Farms Products, Inc.

     These subsidiaries that are guaranteeing the notes constitute our primary domestic subsidiaries. The assets of the Ortho business that we acquired from Monsanto are held by Scotts and by some of the guarantor subsidiaries, as well as by some of our foreign subsidiaries. There is not a separate subsidiary for the Ortho assets. None of our foreign subsidiaries is a guarantor of the notes, and none is required to be under the indenture.

     We have not designated any of our domestic, wholly-owned subsidiaries as unrestricted, but we are permitted to do so under the indenture. Unrestricted subsidiaries are not subject to many of the restrictive covenants in the indenture and are ignored for purposes of calculating some of the relevant financial ratios in the covenants. If we designate any subsidiaries as unrestricted, they will cease to guarantee the notes. We have no present intention to do so.

     The guarantees:

     - are general obligations of each guarantor;

     - are subordinated in right of payment to all existing and future senior debt of each guarantor; and

     - are senior in right of payment to any future junior subordinated indebtedness of each guarantor.

     Not all of our restricted subsidiaries guarantee the notes. In particular, our foreign subsidiaries are not guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated approximately 24.6% of our consolidated revenues for the year ended September 30, 1999 and held approximately 29.7% of our consolidated assets as of September 30, 1999. See note 22 to our consolidated financial statements that we have are incorporated in this prospectus for more detail about the division of our consolidated revenues and assets between our guarantor and non-guarantor subsidiaries.

PRINCIPAL, MATURITY AND INTEREST

     The indenture provides that we may issue notes with a maximum aggregate principal amount of up to $400 million, of which $330 million is represented by the notes. The notes are issued only in denominations of $1,000 and integral multiples of $1,000. The notes will mature on January 15, 2009.

     Interest on the notes accrues at the rate of 8.625% per annum and is payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 1999. We will make each interest payment to the holders of record of the notes on the immediately preceding January 1 and July 1.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given us wire transfer instructions, we will make all principal, premium and interest and liquidated damages, if any, payments on the notes owned by the holder in accordance with those instructions. All other payments on these notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee is currently the paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes. Scotts or any of our subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes and fees required by law or permitted by the indenture.

     The registered holder of a note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEES

     The subsidiary guarantors jointly and severally guarantee our obligations under the notes. Each subsidiary guarantee is subordinated to the prior payment in full of all senior debt of that subsidiary guarantor. The obligations of each subsidiary guarantor under its subsidiary guarantee are limited as necessary to prevent that subsidiary guarantee from being a fraudulent conveyance under applicable law.

     A subsidiary guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into another person unless:

     - immediately after giving effect to that transaction, no default or event of default exists under the indenture; and

     - either:

        - the person acquiring the property in the sale or disposition or the person formed by or surviving the consolidation or merger assumes all the obligations of that subsidiary guarantor under its subsidiary guarantee; or

        - the net proceeds of the sale or other disposition are applied as dictated by the indenture.

     The subsidiary guarantee of a subsidiary guarantor will be released:

     - in connection with any sale or other disposition of all or substantially all of the assets of that subsidiary guarantor, including by way of merger or consolidation, so long as we apply the net proceeds of that sale or other disposition as dictated by the indenture; or

     - in connection with any sale of all of the capital stock of a subsidiary guarantor, so long as we apply the net proceeds of that sale as dictated by the indenture; or

     - if we designate any restricted subsidiary that is a subsidiary guarantor as an unrestricted subsidiary.

     The indenture, however, does not prevent one subsidiary guarantor from selling or otherwise disposing of all or substantially all of its assets to, or consolidating with or merging into, Scotts or another subsidiary guarantor.

SUBORDINATION

     The payment of principal, premium, interest and liquidated damages, if any, on the notes will be subordinated to the prior payment in full of all our senior debt.

     The holders of senior debt will be entitled to receive payment in full of all obligations due in respect of their senior debt before the holders of notes will be entitled to receive any payment on the notes in the event of any distribution to our creditors in any of the following circumstances:

     - a liquidation or dissolution of Scotts;

     - a bankruptcy, reorganization, insolvency, receivership or similar proceeding;

     - an assignment for the benefit of our creditors; or

     - any marshaling of our assets and liabilities.

     We also may not make any payment on the notes if:

     - a payment default occurs and is continuing beyond any applicable grace period under:

        - our credit facility, or

        - other senior debt of greater than $10 million that we designate; or

     - any other default occurs and is continuing under our credit facility or the designated senior debt described above that permits the holders of the indebtedness to accelerate its maturity and the trustee receives a notice of the default under the indenture.

These events are known as payment blockages.

     Payments on the notes will be resumed:

     - in the case of a payment default, as soon as the default is cured or waived; and

     - in case of a nonpayment default, on the earlier of the date on which the nonpayment default is cured or waived or 179 days after the date on which the applicable notice of a payment blockage is received, unless the maturity of the indebtedness leading to the payment blockage has been accelerated.

     No new notice of a payment blockage may be delivered unless and until:

     - 360 days have elapsed since the effectiveness of the immediately prior notice of a payment blockage; and

     - all scheduled payments of principal, premium and interest and liquidated damages, if any, on the notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any notice of a payment blockage to the trustee may be the basis for a subsequent notice of a payment blockage unless the default leading to the notice shall have been cured or waived for a period of not less than 180 days.

     Scotts must promptly notify holders of our senior debt if payment of the notes is accelerated because of an event of default under the indenture.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Scotts, holders of these notes may recover less ratably than creditors who are holders of our senior debt.

OPTIONAL REDEMPTION

     During the first 36 months after January 21, 1999, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 108.625% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of one or more public equity offerings, so long as:

     - at least 65% of the notes remain outstanding immediately after the occurrence of the redemption, excluding any notes held by us; and

     - the redemption occurs within 90 days of the date of the closing of the public equity offering.

     Otherwise, the notes will not be redeemable prior to January 15, 2004.

     After January 15, 2004, we may redeem all or a part of these notes by giving at least 30 but no more than 60 days' notice. The redemption price will be equal to the percentage of principal amount shown in the following table plus accrued and unpaid interest and liquidated damages, if any, to the applicable redemption date:

                            YEAR                                PERCENTAGE
                            ----                                ----------
From January 15, 2004 through January 14, 2005..............     104.313%
From January 15, 2005 through January 14, 2006..............     102.875%
From January 15, 2006 through January 14, 2007..............     101.438%
From January 15, 2007 and thereafter........................      100.00%

MANDATORY REDEMPTION

     The indenture does not provide for mandatory redemption or sinking fund payments.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

     If a "Change of Control" occurs, each holder of notes will have the right to require us to repurchase all or any part, in multiples of $1,000, of that holder's notes at an offer price in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Within 30 days following any "Change of Control," we will mail a notice to each holder describing the transaction or transactions that constitute the "Change of Control" and offering to repurchase notes on the date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a "Change of Control."

     In connection with any offer upon a "Change in Control," we will, to the extent lawful:

     - accept for payment all notes or portions thereof properly tendered;

     - deposit with the paying agent an amount equal to the required payment in respect of all notes or portions thereof so tendered; and

     - deliver or cause to be delivered to the trustee the notes so accepted together with the applicable officers certificate.

     The paying agent will promptly mail to each holder of notes tendered the applicable payment for the notes tendered. The trustee also will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a "Change of Control," we must either repay all outstanding senior debt or obtain the requisite consents, if any, under all agreements governing outstanding senior debt to permit the repurchase of notes required by this covenant. We will publicly announce the results of the offer to repurchase on or as soon as practicable after the payment date.

     The provisions described above that require us to make an offer to repurchase following a "Change of Control" will be applicable regardless of whether or not any other provisions of the indenture are applicable. The indenture does not contain any other provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Our outstanding senior debt currently prohibits us from purchasing any notes under any circumstances, and also contains separate change of control events that would constitute a default under the agreements governing the senior debt. Any future credit agreements or other agreements relating to senior debt may contain similar restrictions and provisions. In the event a "Change of Control" occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or repay the borrowings that contain the prohibitions, we will be unable to complete the repurchase of the tendered notes, which would constitute an event of default under the indenture and would, in turn, likely constitute a default under our senior debt. In these circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

     We will not be required to make a repurchase offer upon a "Change of Control" if a third party makes the repurchase offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture and purchases all notes validly tendered and not withdrawn under the repurchase offer.

     The definition of "Change of Control" includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Scotts and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Scotts to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Scotts and its subsidiaries taken as a whole to another person or group may be uncertain.

ASSET SALES

     Scotts will not, and will not permit any of its restricted subsidiaries to, consummate an "Asset Sale" unless:

     - Scotts or the subsidiary receives consideration at the time of the "Asset Sale" at least equal to the fair market value of the assets or equity interests issued or sold or otherwise disposed of, as determined in good faith by Scotts' Board of Directors; and

     - either:

             - Scotts or the subsidiary issues equity interests as consideration or transfers assets in a tax-deferred exchange; or

             - at least 75% of the consideration received by Scotts or the subsidiary is in the form of cash or cash equivalents, including assumed liabilities that are subordinate to the notes.

     Within 360 days after the receipt of any net proceeds from an "Asset Sale," we may apply the net proceeds:

     - to repay senior debt, and to make a corresponding commitment reduction if the senior debt is revolving;

     - to acquire a related business;

     - to make a capital expenditure; and/or

     - to acquire other long-term assets that are used or useful to our businesses.

     Any net proceeds from "Asset Sales" that are not applied or invested as provided above will constitute excess proceeds. When the aggregate amount of excess proceeds exceeds $10.0 million, we are required to make an offer to repurchase as much of the notes and any similarly situated indebtedness as we can out of the excess proceeds. The offer price in this type of repurchase offer will be equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If the amount of the excess proceeds exceeds the purchase price of the notes and similarly situated indebtedness, we may use the remaining excess proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other similarly situated indebtedness tendered exceeds the amount of excess proceeds, the trustee will select the notes and other indebtedness to be purchased on a pro rata basis. Upon completion of each asset sale repurchase offer, the amount of excess proceeds shall be reset at zero.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     - if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     - if the notes are not listed, on a pro rata basis, by lot or by another method that the trustee deems fair and appropriate.

     Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note should state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

OTHER COVENANTS

  Restricted Payments

     Generally, we have agreed that we will not, and will not permit any of our restricted subsidiaries to, directly or indirectly:

     - declare or pay any dividend or make any other similar payment or distribution to our stockholders, other than stock dividends or distributions;

     - purchase, redeem or otherwise acquire or retire for value any capital stock held by persons other than Scotts or a restricted subsidiary;

     - pay down, purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is subordinated to the notes or the subsidiary guarantees, except a payment of interest or principal at the stated maturity of the subordinated indebtedness; or

     - make any restricted investment.

     The indenture refers to all of these payments or expenditures as restricted payments. We may make a restricted payment if, upon giving effect to the restricted payment, the following conditions are met:

     - there are no existing defaults or events of default under the indenture and the restricted payment would not trigger one; and

     - assuming the restricted payment had actually been made at the beginning of the applicable four-quarter period, we still could have incurred at least $1.00 of additional indebtedness under the fixed charge coverage ratio test described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     - the restricted payment, together with the aggregate amount of all other restricted payments not otherwise permitted by the indenture, is less than the sum of:

             - 50% of our "Consolidated Net Income" for the period from January
               3, 1999 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of the restricted payment. If "Consolidated Net Income" for this period is a deficit, 100% of the deficit will be added instead; plus

             - 100% of the aggregate net cash proceeds from most contributions to capital or sales of capital stock that occur after January 21, 1999; plus

             - cash received upon the liquidation of restricted investments valued at the lesser of the cash received and the initial amount of the restricted investment; plus

             - $25 million.

     In addition, as long as there are no existing defaults under the indenture and none would be caused by a restricted payment we may also make the following restricted payments:

     - the payment of any dividend within 60 days after the date of declaration, if at the date of declaration the payment would have complied with the provisions of the indenture;

     - the redemption, repurchase, retirement, defeasance or other acquisition of our 9 7/8% Senior Subordinated Notes due 2004 or of any of the notes;

     - the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated indebtedness or capital stock in exchange for, or out of the net cash proceeds of the substantially concurrent sale of, capital stock, provided that the amount of the net cash proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition will not also count toward the calculation of the sum in the preceding paragraph;

     - the redemption, repurchase, retirement, defeasance or other acquisition of subordinated indebtedness or short-lived or mandatorily redeemable capital stock with the net cash proceeds from an incurrence of permitted refinancing indebtedness;

     - the payment of any dividend to holders of our Class A Convertible Preferred Stock; and

     - the repurchase, redemption or other acquisition or retirement for value of up to $5.0 million in any 12 month period of any capital stock held by members of management under a subscription agreement or stock option agreement.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     We have agreed that we will not and will not permit any of our restricted subsidiaries to, directly or indirectly, incur or otherwise become liable for any indebtedness or issue any short-lived or mandatorily redeemable capital stock, unless the following condition has been met. The condition is that at the time of issuance or incurrence the "Fixed Charge Coverage Ratio" for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of incurrence or issuance would have been at least 2.0 to 1.0. For purposes of calculating the ratio we will assume that the additional indebtedness had been incurred or the capital stock had been issued at the beginning of the applicable four-quarter period.

     Whether or not we can meet the "Fixed Charge Coverage Ratio" the following incurrences are permitted:

     - the incurrence of indebtedness and letters of credit under our credit facility in an aggregate principal amount not to exceed $1.125 billion, less any repayments or commitment reductions as a result of asset sales under the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales";

     - our existing indebtedness as of January 21, 1999;

     - the incurrence of indebtedness under the indenture;

     - the incurrence of indebtedness for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business, or in a sale and leaseback transaction, in an aggregate principal amount not to exceed $20.0 million at any time outstanding;

     - the incurrence of permitted refinancing indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, indebtedness, other than intercompany indebtedness, that is either existing indebtedness or that was permitted to be incurred by the indenture;

     - the incurrence of intercompany indebtedness between or among Scotts and any of its restricted subsidiaries, as long as the following conditions have been met:

             - any indebtedness that is held by a restricted subsidiary that is not a guarantor must be expressly subordinated to the prior payment in full in cash of all obligations under the notes and

             - if the intercompany indebtedness is transferred subsequently to a person other than Scotts or a restricted subsidiary, it will be deemed to constitute a new incurrence of indebtedness that must comply with the terms of the indenture;

     - the incurrence by Scotts or any of its restricted subsidiaries of hedging obligations that are incurred for the purpose of fixing or hedging interest rate risk on any floating rate indebtedness that is permitted by the terms of the indenture or exchange rate risk or raw materials price risk;

     - the guarantee of indebtedness by Scotts or a restricted subsidiary that was otherwise permitted to be incurred;

     - the 195,000 shares of Class A Convertible Preferred Stock outstanding as of the date of the indenture, all of which have since been converted into common shares;

     - the incurrence by our foreign subsidiaries of up to $60.0 million of indebtedness at any one time;

     - the incurrence of indebtedness by borrowing against our accounts receivables or equipment in qualified securitization transactions; and

     - the incurrence by Scotts or any of its restricted subsidiaries of up to $40.0 million additional indebtedness at any one time.

NO SENIOR SUBORDINATED DEBT

     We have agreed that we will not incur or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior debt and senior in right of payment to the notes. Similarly, none of our subsidiary guarantors will incur or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior debt of the subsidiary guarantor and senior in right of payment to its subsidiary guarantee.

LIENS

     We have agreed that we will not directly or indirectly:

     - assign or convey any right to receive income on any of our assets or

     - incur or allow to exist any lien of any kind securing indebtedness or trade payables on any of our assets or on any income or profits from the assets except "Permitted Liens,"

unless the notes and the guarantees, as applicable, are either

     - secured by a lien on the property, assets, income or profits that is senior in priority to the lien securing the other subordinated obligations or

     - secured by a lien on the property, assets, income or profits to the same extent as the lien securing the other obligations, if the obligations are pari passu in right of payment with the notes.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     We have agreed that we will not directly or indirectly impair the ability of any restricted subsidiary to:

     - pay dividends or make any other distributions to us or any of our restricted subsidiaries, or pay any indebtedness owed to us or any of our restricted subsidiaries;

     - make loans or advances to us or any of our restricted subsidiaries; or

     - transfer any of its properties or assets to us or any of our restricted subsidiaries.

     Restrictions in the following will not be affected by this covenant:

     - indebtedness existing on January 21, 1999 or any refinancings of that existing indebtedness as long as the terms of the refinancing are no more restrictive than these restrictions;

     - the indenture, the notes and the guarantees;

     - applicable law;

     - any existing indebtedness or capital stock of an acquired entity that was not incurred in connection with the acquisition as long as the indebtedness itself could be incurred under the indenture;

     - customary non-assignment provisions in leases, licenses, contracts and other agreements entered into in the ordinary course of business and consistent with past practices;

     - purchase money obligations for property acquired in the ordinary course of business that impose normal restrictions on the property acquired;

     - any agreement for the sale or other disposition of a restricted subsidiary that restricts distributions by the restricted subsidiary pending its sale;

     - refinanced indebtedness as long as the restrictions governing the refinanced indebtedness are no more restrictive;

     - provisions relating to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

     - customary provisions under indebtedness of any foreign subsidiary permitted to be incurred under the indenture;

     - restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

     - restrictions created in connection with a qualified securitization transaction.

MERGER, CONSOLIDATION, OR SALE OF ASSETS

     We have agreed that we will not directly or indirectly: (1) consolidate or merge with or into another entity (whether or not we are the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets to another entity; unless:

     - either we are the surviving corporation or the surviving or acquiring entity is a U.S. corporation;

     - the surviving or acquiring entity assumes all of our obligations under the notes, the indenture and the registration rights agreement in agreements reasonably satisfactory to the trustee;

     - immediately after the transaction no default or event of default exists; and

     - except in the case of a merger entered into solely for the purpose of reincorporating Scotts or any restricted subsidiary in another jurisdiction, Scotts or the surviving or acquiring entity would have been able to incur at least $1.00 of additional indebtedness under the terms of the indenture after assuming that the transaction and any related financings had previously occurred.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other entity. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Scotts and any of our wholly-owned restricted subsidiaries.

TRANSACTIONS WITH AFFILIATES

     We have agreed that neither we nor any of our restricted subsidiaries will make any payment to, or enter into purchase or sale agreements or loans with, any of our affiliates, unless:

     - the transaction with the affiliate is on no less favorable terms than those that we would have with an unrelated person; and

     - we deliver to the trustee, either:

        - if the transaction is larger than $3.0 million, a certified resolution of the Board of Directors stating that the transaction complies with this covenant and that it has been approved by a majority of the disinterested members of the Board of Directors; or

        - if the transaction is larger than $10.0 million, a certified resolution and fairness opinion from an accounting, appraisal or investment banking firm of national standing.

     The following items are not subject to these restrictions:

     - employment, consulting or similar agreements entered into in the ordinary course of business or any payment of directors' and officers' insurance premiums;

     - transactions between or among Scotts and the restricted subsidiaries;

     - payment of reasonable directors fees to non-affiliate directors;

     - dividends on or any repurchases of any shares of any series or class of our equity securities;

     - restricted payments that are permitted by the provisions of the indenture;

     - any merger between or among Scotts or any of its restricted subsidiaries solely for the purpose of reincorporating in another jurisdiction for tax purposes; and

     - transactions in connection with qualified securitization transactions or an industrial revenue bond financing.

ADDITIONAL SUBSIDIARY GUARANTEES

     We have agreed that any newly acquired or created wholly owned domestic restricted subsidiary or any new significant, non-wholly owned domestic restricted subsidiary will promptly become a subsidiary guarantor and will deliver appropriate documentation to the trustee.

SALE AND LEASEBACK TRANSACTIONS

     We have agreed that neither we nor any of our restricted subsidiaries will enter into any sale and leaseback transaction, unless:

     - we could have incurred indebtedness in an amount equal to the "Attributable Debt" relating to the sale and leaseback transaction under the indenture and could have incurred a lien to secure the indebtedness under the indenture;

     - the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of the sale and leaseback transaction; and

     - the transfer of assets in the sale and leaseback transaction is permitted by, and we apply the proceeds of the transaction in compliance with, the terms of the indenture.

PAYMENTS FOR CONSENT

     We have agreed that we will not directly or indirectly pay any holder of notes for any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the consideration is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to the consent, waiver or agreement.

REPORTS

     Whether or not required by the Commission, as long as any notes are outstanding, we will furnish to you, within the time periods specified in the Commission's rules and regulations:

     - all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K; and

     - all current reports that would be required to be filed with the Commission on Form 8-K.

     In addition, whether or not required by the Commission, we will file a copy of all of the information and reports referred to above with the Commission for public availability within the time periods specified in the Commission's rules and regulations and make the information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an event of default:

     - if we fail to pay interest on the notes or liquidated damages within 30 days of the due date for any reason;

     - if we fail to make a payment of the principal of or premium, if any, on the notes when due for any reason;

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

     - if we fail to comply with the provisions described under the captions "Repurchase at the Option of Holders -- Change of Control," "Repurchase at the Option of Holders -- Asset Sales," "Certain Covenants -- Restricted Payments" or "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" for 30 days after notice of the failure;

     - if we fail to comply with any of the other agreements in the indenture for 60 days after notice of the failure;

     - if we default under any one or more mortgage, indenture or other debt instrument of more than $10.0 million, if that default:

             - is caused by a failure to pay principal of or premium, if any, or interest on the indebtedness prior to the expiration of the grace period provided in the indebtedness; or

             - results in the acceleration of the indebtedness prior to its express maturity;

     - if we fail to pay final judgments aggregating in excess of $10.0 million within 60 days, unless the judgments are discharged or stayed within that period;

     - if the guarantees of one or more significant subsidiaries or non-significant subsidiaries that collectively would be significant to us are found by a court to be unenforceable or invalid or if any subsidiary guarantor that is a significant subsidiary or any group of subsidiary guarantors that collectively would be significant denies or disaffirms its obligations under its subsidiary guarantee; and

     - if we or any of our significant subsidiaries goes bankrupt or becomes insolvent.

     In the case of an event of default arising from the bankruptcy or insolvency of Scotts, any significant subsidiary or any group of subsidiaries that collectively are significant, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Generally, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture except a continuing default or event of default in the payment of interest on or the principal of the notes.

     In the case of any event of default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Scotts with the intention of avoiding payment of the premium that Scotts would have had to pay if we then had elected to redeem the notes under the optional redemption provisions of the indenture, an equivalent premium will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an event of default occurs prior to January 15, 2004, by reason of any willful action or inaction taken or not taken by or on behalf of Scotts with the intention of avoiding the prohibition on redemption of the notes prior to January 15, 2004, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, we are required to deliver to the trustee a statement specifying the default or event of default.

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

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Scotts or any subsidiary guarantor shall have any liability for any obligations under the notes, the indenture, the subsidiary guarantees, the registration rights agreement agreements or for any claim based on obligations or their creation. Each holder of notes by accepting a note waives and releases all of this liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     We may at any time elect to have all of our obligations discharged under the notes and the subsidiary guarantees except for:

     - the rights of holders of outstanding notes to receive payments of the principal of, premium, if any, and interest and liquidated damages, if any, on the notes when the payments are due from the trust referred to below;

     - our obligations concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     - the rights, powers, trusts, duties and immunities of the trustee, and our related obligations; and

     - the legal defeasance provisions of the indenture.

     In addition, we may at any time elect to have our obligations released under the more onerous covenants that are described in the indenture. Thereafter any omission to comply with those covenants will not constitute a default or event of default.

     In order to exercise either type of defeasance described above:

     - we must irrevocably deposit with the trustee sufficient cash or non-callable government securities to pay all amounts owing on the outstanding notes through the stated maturity or on the applicable redemption date. We will specify to the trustee whether the notes are being defeased to maturity or to a particular redemption date;

     - if we want to completely defease the notes, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that there has been an Internal Revenue Service ruling or a change in the applicable federal income tax law to the effect that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the complete defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the complete defeasance had not occurred;

     - if we merely want to defease the onerous covenants, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

     - no default or event of default shall have occurred and be continuing either on the date of the deposit or, in the case of bankruptcy or insolvency events, at any time in the period ending on the 91st day after the date of deposit;

     - the defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument other than the indenture to which we or any of our subsidiaries is a party;

     - we must deliver to the trustee an opinion of counsel that after the 91st day following the deposit, the trust funds will not be subject to the effect of any bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     - we must deliver to the trustee an officers' certificate stating that the deposit was not made with the intent of preferring the holders of notes over our other creditors or with the intent of defeating, hindering, delaying or defrauding our creditors; and

     - we must deliver to the trustee an officers' certificate and an opinion of counsel stating that we have complied with all conditions precedent relating to the defeasance.

AMENDMENT, SUPPLEMENT AND WAIVER

     Without the consent of each holder affected, an amendment or waiver may not:

     - reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     - reduce the principal of or change the maturity date of any note or alter the redemption provisions other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders";

     - reduce the rate of or change the time for payment of interest on any note;

     - waive a default or event of default in the payment of principal, premium, or interest, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration;

     - make any note payable in money other than U.S. dollars;

     - make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal, premium, if any, or interest;

     - waive a redemption payment other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"; or

     - make any change in the preceding amendment and waiver provisions, except as set forth below.

     In addition, any amendment or waiver relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

     In any event, without the consent of any holder of notes, Scotts and the trustee may amend or supplement the indenture or the notes:

     - to cure any ambiguity, defect or inconsistency;

     - to provide for uncertificated notes in addition to or in place of certificated notes;

     - to provide for the assumption of our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

     - to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder;

     - to add a guarantor; and

     - to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

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

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Scotts or any subsidiary guarantor, the indenture limits the trustee's right to obtain payment of claims or to realize on property received for a claim as security. The trustee will be permitted to engage in other transactions. However, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to limited exceptions. The indenture provides that if an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent man in the conduct of his own affairs. Except to comply with these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder offers to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the notes were, and will be, issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     The notes are and will continue to be represented by two permanent notes in registered, global form without interest coupons. The global notes are registered in the name of The Depository Trust Company in New York, New York, or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

     Generally, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See
" -- Exchange of Book-Entry Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of certificated notes. In addition, transfers of beneficial interests in the global notes will be subject to the rules and procedures of DTC and its direct or indirect participants, including, if applicable, those of Euroclear and Cedel, which may change from time to time.

     Initially, the trustee will act as paying agent and registrar. The notes may be presented for registration of transfer and exchange at the offices of the registrar.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of these settlement systems and are subject to changes by them from time to time. Scotts takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participating organizations through electronic book-entry changes in accounts of its participating organizations. The participating organizations include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participating organization, either directly or indirectly. Persons who are not participating organizations may beneficially own securities held by or on behalf of DTC only through the participating organizations, either directly or indirectly. The ownership interests and transfers of ownership interests in each security held by or on behalf of DTC are recorded on the records of the participating organization.

     DTC has also advised us that its procedures require that ownership of interests in the global notes will be shown on records maintained by DTC for the participating organizations or by the participating organizations for other owners of beneficial interest in the global notes. Transfers of ownership will be reflected in a similar manner.

     All interests in a global note may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of those systems. The laws of some states require that persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to these individuals will be limited to that extent. Because DTC can act only on behalf of direct participating organizations, which in turn act on behalf of indirect participating organizations, the ability of a person having beneficial interests in a global note to pledge those interests to persons or entities that do not participate in the DTC system may be affected by the lack of a physical certificate evidencing their interests.

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" OF THE NOTES UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments of principal, premium, if any, liquidated damages, if any, and interest for a global note registered in the name of DTC or its nominee, will be payable to DTC in its capacity as the registered holder under the indenture. Under the indenture, Scotts and the trustee will treat the persons in whose names the notes are registered as the owners for the purpose of receiving these payments and for any and all other purposes. Consequently, neither Scotts, the trustee nor any agent of Scotts or the trustee has or will have any responsibility or liability for:

     - any aspect of DTC's records or any participating organization's or indirect participating organization's records relating to or payments made on account of beneficial ownership interest in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participating organization's records relating to the beneficial ownership interests in the global notes; or

     - any other matter relating to the actions and practices of DTC or any of its direct or indirect participating organization.

     DTC has advised Scotts that its current practice upon receipt of any payment is to credit the accounts of the relevant participating organizations with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on the payment date.

     Payments by the participating organizations and the indirect participating organizations to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participating organizations and will not be the responsibility of DTC, the trustee or Scotts. Neither Scotts nor the trustee will be liable for any delay by DTC or any of its participating organizations in identifying the beneficial owners of the notes. Scotts and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Except for trades involving only Euroclear and Cedel participants, interest in the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System. Secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participating organizations. See " --Same Day Settlement and Payment."

     Transfers between participating organizations in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participating organizations in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel. However, any cross-market transactions will require delivery of instructions to Euroclear or Cedel by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Cedel will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participating organizations to whose account DTC has credited the interests in the global notes and only for the portion of the aggregate principal amount of the notes as to which a participating organization has given direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for notes in certificated form, and to distribute the certificated notes to its participating organizations.

     Although DTC, Euroclear and Cedel have agreed to these procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither Scotts nor the trustee nor any of their agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their participants or indirect participants under the rules and procedures governing their operations.

EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A global note is exchangeable for definitive notes in registered certificated form if:

     - DTC:

             - notifies us that it is unwilling or unable to continue as depositary for the global notes and we are unable to appoint a successor depositary; or

             - has ceased to be a clearing agency registered under the Exchange
               Act;

     - Scotts notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

     - there shall have occurred and be continuing a default or event of default.

     In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary and may bear a restrictive legend if Scotts determines a legend is required to comply with applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR BOOK-ENTRY NOTES

     Notes issued in certificated form may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the notes.

SAME DAY SETTLEMENT AND PAYMENT

     The indenture requires that payments on the global notes be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. For certificated notes, Scotts will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the global notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System. Any permitted secondary market trading activity in the notes

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

will be required by DTC to be settled in immediately available funds. Scotts expects that secondary trading in any certificated notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day immediately following the settlement date of DTC. DTC has advised Scotts that cash received in Euroclear or Cedel as a result of sales of interests in a global note by or through a Euroclear or Cedel participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     In connection with the offering of the original notes, Scotts, the subsidiary guarantors and Salomon Smith Barney entered into the registration rights agreement. In the registration rights agreement, we agreed to file with the Commission the registration statement of which this prospectus is a part. Upon the effectiveness of this registration statement, holders of original notes who are able to make the representations required by the registration rights agreement will have the opportunity to receive new registered notes.

     If some of the holders are unable to participate in the exchange offer because of applicable law or the Commission's policies or because of their status as an affiliate of Scotts or as a broker-dealer who acquired notes directly from us or one or our affiliates, we are required to file another registration statement with the Commission. This second registration statement would cover periodic resales of the original unregistered notes by the holders who are unable to participate in the exchange offer.

     The registration rights agreement requires that we use our reasonable best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     The registration rights agreement also requires that:

     - we file this registration statement with the Commission on or prior to April 21, 1999, which we did;

     - we use our reasonable best efforts to have this registration statement declared effective by the Commission on or prior to October 18, 1999, which we did not do;

     - we commence the exchange offer and use our reasonable best efforts to complete the exchange offer within 30 business days after the Commission declares this registration statement effective; and

     - if we are required to file the registration statement covering resales by holders who cannot participate in the exchange offer, we will use our reasonable best efforts to file that registration statement on or prior to 30 days after the filing obligation arises and to cause that registration statement to be declared effective by the Commission within 90 days after the obligation arises.

     The registration rights agreement further provides that we must pay liquidated damages in the form of additional interest to each holder of original notes if:

     - we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for filing;

     - any of the registration statements is not declared effective by the Commission on or prior to the date specified for effectiveness;

     - we fail to consummate the exchange offer within 30 business days of October 18, 1999; or

     - one of the registration statements is declared effective but ceases to be effective or usable in connection with resales of original notes during the periods specified in the registration rights agreement.

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

     The amount of liquidated damages will be $.05 per week per $1,000 principal amount of notes held by each holder for the first 90-day period immediately following the event requiring payment of liquidated damages. Liquidated damages will increase by $.05 per week per $1,000 principal amount of notes for each subsequent 90-day period until all defaults under the registration rights agreement have been cured, up to a maximum amount of liquidated damages $.50 per week per $1,000 principal amount of notes. All accrued liquidated damages will be paid to DTC or another holder of a global note by wire transfer of immediately available funds or by federal funds check and to holders of certificated notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified. Following the cure of all defaults under the registration rights agreement, the accrual of liquidated damages will cease.

     Because we were unable to have the registration statement of which this prospectus is a part declared effective by October 18, 1999, we began accruing liquidated damages as of October 19, 1999. As of January 1, 2000 the total amount of liquidated damages has been approximately $200,000, all of which will be paid out in accordance with the terms of the indenture. The liquidated damages will stop accruing upon the effective date of the registration statement of which this prospectus is a part.

DEFINITIONS

     Set forth below are defined terms used in the indenture that we have used in this description of the indenture. The indenture includes many more definitions that you should review but that are not used in this description.

     "Asset Sale" means:

        - the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; and

        - the issuance of equity interests by any of our restricted subsidiaries or the sale of equity interests in any of our subsidiaries.

     Despite this definition, the following do not constitute "Asset Sales":

        - any single transaction or series of related transactions that involves assets having a fair market value of less than $2.5 million or results in net proceeds of less than $2.5 million;

        - most transfers of assets within the group consisting of Scotts and its restricted subsidiaries;

        - an issuance of equity interests by a restricted subsidiary to Scotts Company or to a another restricted subsidiary as long as it is wholly owned by Scotts;

        - the sale, transfer or discount of any receivables to lenders under any of our credit facilities or to special purpose entities formed to borrow from lenders under credit facilities against the receivables;

        - a sale of assets by Scotts or any of its restricted subsidiaries prior to September 30, 2002 for fair market value and as long as the aggregate fair market value of all assets sold in any fiscal year does not exceed an amount equal to:

             - $25,000,000 for fiscal 1999, and

             - for each fiscal year ended September 30, 2000, 2001 and 2002, the sum of $25,000,000 plus the difference between $25,000,000 and the aggregate consideration received by the Scotts and its restricted subsidiaries for all sales of assets during the previous fiscal year;

        - a restricted payment that is permitted by the covenant described above under the caption " -- Restricted Payments"; and

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

        - a disposition of inventory in the ordinary course of business or a disposition of obsolete equipment or equipment that is no longer useful and that is disposed of in the ordinary course of business.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in the sale and leaseback transaction. This present value will be calculated using a discount rate equal to the rate of interest implicit in the transaction, determined in accordance with GAAP.

     "Capital Lease Obligation" means, at the time of determination, the amount of the liability for a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Change of Control" means the occurrence of any of the following:

        - the sale, lease, transfer, conveyance or other disposition other than by way of merger or consolidation of all or substantially all of the assets of Scotts and its restricted subsidiaries taken as a whole to any person or entity other than the Hagedorn Partnership, L.P., or any of its partners or affiliates;

        - the adoption of a plan relating to the liquidation or dissolution of Scotts;

        - the consummation of any transaction the result of which is that any person or entity other than the Hagedorn Partnership, L.P., or any of its partners or affiliates acquires beneficial ownership of more than 30% of the voting stock of Scotts, measured by voting power rather than number of shares;

        - the first day on which a majority of the members of the Board of Directors of Scotts are not "Continuing Directors"; or

        - the consolidation or merger of Scotts with or into any entity, or the consolidation or merger of any entity with or into the Scotts, in which any of the outstanding voting stock of Scotts is converted into or exchanged for cash, securities or other property, except where the Scotts shareholder would continue to control a majority of the outstanding shares of voting stock of the surviving or transferee entity.

     "Consolidated Cash Flow" is similar to EBITDA before extraordinary items. Specifically, it means, as applied to Scotts, the "Consolidated Net Income" of Scotts for the applicable period plus:

        - any extraordinary gain or loss and any net gain or loss realized in connection with an "Asset Sale" or any other asset sale involving more than $2.5 million, if these gains or losses were excluded in computing "Consolidated Net Income"; plus

        - provision for income taxes for Scotts and its restricted subsidiaries for the applicable period to the extent that this provision for taxes was deducted in computing "Consolidated Net Income"; plus

        - consolidated net interest expense of Scotts and its restricted subsidiaries for the applicable period, whether paid or accrued and whether or not capitalized to the extent deducted in computing "Consolidated Net Income"; plus

        - depreciation, amortization other non-cash expense and restructuring charges recorded in Scotts' fourth fiscal quarter of fiscal 1998 in an amount not to exceed $20.4 million in the aggregate for the applicable period to the extent that this depreciation, amortization and other non-cash expenses were deducted in computing "Consolidated Net Income". Amortization includes amortization of goodwill and other intangibles but excludes amortization of prepaid cash expenses that were paid in a prior period. Non-cash expenses includes any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period; minus

        - non-cash items increasing "Consolidated Net Income" for the applicable period, other than items that were accrued in the ordinary course of business on a consolidated basis and determined in accordance with GAAP.

     In calculating "Consolidated Cash Flow," the provision for income taxes of, and the depreciation and amortization and other non-cash charges of, a restricted subsidiary of Scotts will be added to "Consolidated Net Income" to compute "Consolidated Cash Flow" only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Scotts by the restricted subsidiary pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that subsidiary or its stockholders, other than restrictions in effect as of January 21, 1999 and other than restrictions that are created or exist in compliance with the covenant under the caption "Dividends and Other Payment Restrictions Affecting Subsidiaries".

     "Consolidated Net Income" means, as to Scotts, the aggregate of the "Net Income" of Scotts and its restricted subsidiaries on a consolidated basis determined in accordance with GAAP, with the following exceptions:

        - the "Net Income," but not loss of any entity that is not a restricted subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to Scotts or one of its restricted subsidiaries;

        - the "Net Income" of any restricted subsidiary will be excluded to the extent that the restricted subsidiary could not dividend or distribute its "Net Income" to Scotts under applicable law, its agreements or the indenture;

        - the "Net Income" of any entity acquired in a pooling of interests transaction for any period prior to the date of the acquisition shall be excluded;

        - the "Net Income" but not loss of any unrestricted subsidiary will be excluded, whether or not distributed to the Scotts;

        - restructuring charges and write-offs recorded prior to January 21, 2000, in an aggregate amount of $12.5 million or less will be excluded; and

        - the cumulative effect of a change in accounting principles will be excluded.

     "Continuing Directors" means any member of the Board of Directors of Scotts who:

        - was a member of the Board of Directors on January 21, 1999; or

        - was nominated for election or elected to the Board of Directors with the approval of a majority of the "Continuing Directors" who were members of the Board at the time of the nomination or election.

     "Fixed Charges" means, as applied to Scotts, the sum, without duplication, of:

        - the consolidated net interest expense of Scotts and its restricted subsidiaries for the applicable period including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with "Capital Lease Obligations," imputed interest on "Attributable Debt," commissions, discounts and other fees and charges incurred on letter of credit or bankers' acceptance financings, and net payments on hedging obligations, but excluding amortization of debt issuance costs and other non-cash amortization; plus

        - the consolidated interest of Scotts and its restricted subsidiaries that was capitalized during the applicable period; plus

        - any interest expense on indebtedness of another entity that is guaranteed by Scotts or one of its restricted subsidiaries or secured by a lien on assets of Scotts or one of its restricted subsidiaries; plus

        - the product of:

             - all dividend payments, whether or not in cash, on any series of preferred stock of Scotts or any of its restricted subsidiaries, other than dividend payments on payable solely in non-redeemable capital stock of Scotts or to Scotts or a restricted subsidiary, times

             - a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of Scotts, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio," as applied to Scotts, means, the ratio of "Consolidated Cash Flow" to "Fixed Charges" for the applicable period. In the event that Scotts or any of its restricted subsidiaries incurs, assumes, guarantees or redeems any indebtedness other than revolving credit borrowings or issues or redeems preferred stock during the applicable period, then the "Fixed Charge Coverage Ratio" shall be calculated, based on the assumption that the incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the "Fixed Charge Coverage Ratio":

        - acquisitions by Scotts or any of its restricted subsidiaries and any related financing transactions that occurs during the applicable period will be assumed to have occurred on the first day of the four-quarter reference period;

        - the "Consolidated Cash Flow" attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date triggering calculation of the "Fixed Charge Coverage Ratio" will be excluded; and

        - the "Fixed Charges" attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the date triggering calculation of the "Fixed Charge Coverage Ratio" will be excluded, but only to the extent that the obligations giving rise to the "Fixed Charges" will not be obligations of Scotts or any of its restricted subsidiaries following that date.

     "Net Income", as applied to Scotts, means the net income or loss of Scotts and its restricted subsidiaries, determined in accordance with GAAP and before any reduction for preferred stock dividends. However, "Net Income" excludes the following items:

        - any gain or loss, together with any related provision for taxes, realized in connection with:

           - any "Asset Sale" or any other asset sale involving more than $2.5 million, other than sales of inventory in the ordinary course of business; or

           - the disposition of any securities by Scotts or any of its restricted subsidiaries or the extinguishment of any indebtedness of Scotts or any of its restricted subsidiaries; and

        - any extraordinary gain or loss, together with any related provision for taxes; and

        - any non-cash expenses attributable to grants or exercises of employee stock options.

     "Permitted Liens" means:

        - liens securing senior debt that was permitted by the terms of the indenture to be incurred;

        - liens in favor of Scotts or the subsidiary guarantors;

        - pre-existing liens on property of acquired entities, as long as the liens were not entered into in contemplation of the acquisition;

        - liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

        - liens to secure indebtedness, including "Capital Lease Obligations" permitted by the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with the indebtedness;

        - liens existing on January 21, 1999;

        - liens on assets of subsidiary guarantors to secure senior debt of that subsidiary guarantor that was permitted by the indenture to be incurred;

        - liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, as long as an adequate reserve has been established under GAAP;

        - liens incurred in the ordinary course of business on obligations of $5.0 million or less at any one time outstanding; and

        - liens on assets of unrestricted subsidiaries that secure non-recourse debt of unrestricted subsidiaries.

                    UNITED STATES FEDERAL TAX CONSIDERATIONS

     The following is a general discussion of U.S. federal income tax consequences of the exchange offer. This discussion is based on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings and practice. This discussion is generally limited to the tax consequences to holders that hold notes as capital assets within the meaning of Section 1221 of the Code. There can be no assurance that the Internal Revenue Service will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify these statements and conditions. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below.

     For U.S. federal income tax purposes, the exchange of original notes for new, registered notes in the exchange offer should not be treated as a taxable transaction. As a result, there should be no federal income tax consequences to holders exchanging original notes for new, registered notes in the exchange offer. A holder should have the same adjusted basis and holding period in a new, registered note as it had in an original note immediately prior to the exchange.

                                 LEGAL MATTERS

     Legal matters relating to the exchange offer are being passed upon for Scotts by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio, our outside counsel.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The audited consolidated financial statements of The Scotts Company and its Subsidiaries as of September 30, 1998 and 1999 and for the years ended September 30, 1997, 1998 and 1999 incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, independent certified public accountants, as indicated in their report with respect thereto and incorporated by reference herein.

                      WHERE YOU CAN FIND MORE INFORMATION

     Scotts is required to comply with the reporting requirements of the Exchange Act and must file annual, quarterly and other reports with the Commission. Scotts is also subject to the proxy solicitation requirements of the Exchange Act and, accordingly, will furnish audited financial statements to our shareholders in connection with our annual meetings of shareholders.

     Scotts has filed with the Commission a registration statement under the Securities Act covering the notes to be issued in the exchange offer. As permitted by the Commission's rules, this prospectus omits information included in the registration statement. For further information pertaining to the notes, we refer you to the registration statement, including its exhibits. We are also incorporating the following documents into this prospectus by reference:

     - our Quarterly Report on Form 10-Q for the three month period ending January 1, 2000;

     - our Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

     - our proxy statement for our 2000 annual meeting of shareholders, as filed with the Commission on January 14, 2000; and

     - all other documents that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the consummation of the exchange offer.

     Any statements made in this prospectus concerning the contents of any contract, agreement or other document constitute summaries of the material terms thereof are not necessarily complete summaries of all of the terms. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. You may read and copy any of the information we file with the Commission at the Commission's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., at 7 World Trade Center, 13th. Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of filed documents by mail from the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public on the Commission's web site at http://www.sec.gov.

     Copies of documents incorporated in this prospectus by reference may be obtained upon request without charge by the contacting us at the following address: The Scotts Company, World Headquarters, 41 South High Street, Suite 3500, Columbus, Ohio 43215, Attention: Treasurer.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes and incorporates by reference "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that our plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward looking statements we make in this prospectus are set forth above under the caption "Risk Factors" and incorporated by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Forward-Looking Statements" in our Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

                                  $330,000,000

                               THE SCOTTS COMPANY

                   8.625% SENIOR SUBORDINATED NOTES DUE 2009
            REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

                           [THE SCOTTS COMPANY LOGO]

                                   PROSPECTUS

                                           , 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Division (E) of Section 1701.13 of the Ohio Revised Code governs indemnification by a corporation and provides as follows:

                  (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, associate, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, member, manager, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                           (a) Any claim, issue, or matter as to which such
                  person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                           (b) Any action or suit in which the only liability
                  asserted against a director is pursuant to section 1701.95 of the Revised Code.

                  (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action suit or proceeding.

                  (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

                           (a) By a majority vote of a quorum consisting of
                  directors of the indemnifying corporation who were not and are not parties to or threatened by the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

                           (b) If the quorum described in division (E)(4)(a) of
                  this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                           (c) By the shareholders; or

                           (d) By the court of common pleas or the court in
                  which such action, suit or proceeding referred to in division
                  (E)(1) or (2) of this section was brought.

                  Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division
         (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                  (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to both of the following:

                                    (i) Repay such amount if it is proved by
                           clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                                    (ii) Reasonably cooperate with the
                           corporation concerning the action, suit, or proceeding.

                           (b) Expenses, including attorney's fees, incurred by
                  a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

                  (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                  (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

                  (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5),
         (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

                  (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         Section 5.01 of the Registrant's Code of Regulations governs indemnification by Registrant and provides as follows:

                  SECTION 5.01. Mandatory Indemnification. The corporation shall indemnify any officer or director of the corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation (domestic or foreign, nonprofit or for profit), limited liability company, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys' fees, filing fees, court reporters' fees and transcript costs), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. A person claiming indemnification under this Section 5.01 shall be presumed, in respect of any act or omission giving rise to such claim for indemnification, to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, to have had no reasonable cause to believe his conduct was unlawful, and the termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut such presumption.

         In addition, the Registrant currently provides insurance coverage to its directors and officers against certain liabilities which might be incurred by them in such capacity.


ITEM 21.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

              (a)   EXHIBITS

Exhibit
  No.           Description
  ---           -----------


2.1** Asset Purchase Agreement dated as of November 11, 1998, between Monsanto Company and the Registrant (incorporated herein by reference to Exhibit 2(d) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 (File No. 001-13292)). Certain portions of this exhibit have been omitted based upon a request for confidential treatment filed with the Commission. The non-public information has been filed separately with the Commission in connection with that request.

2.2** Amended and Restated Agency and Marketing Agreement dated as of September 30, 1998 between Monsanto Company and the Registrant (incorporated herein by reference to Exhibit 10(v) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 (File No. 001-13292)). Certain portions of this exhibit have been omitted based upon a request for confidential treatment filed with the Commission. The non-public information has been filed separately with the Commission in connection with that request.


4** Indenture dated as January 20, 1999 between The Scotts Company and State Street Bank and Trust Company, as trustee

5               Opinion of Vorys, Sater, Seymour and Pease LLP

12              Computation of Ratio of Earnings to Fixed Charges

23.1            Consent of PricewaterhouseCoopers LLP, Independent Accountants

Exhibit
  No.           Description
  ---           -----------

23.3            Consent of Vorys, Sater, Seymour and Pease LLP (included in
                Exhibit 5)


24**            Powers of Attorney


25**            Form T-1 - Statement of Eligibility of Trustee

99**            Letter of Transmittal

-----

*   To be filed by amendment.

**  Previously filed.



              (b)   FINANCIAL STATEMENT SCHEDULES

                    None

ITEM 22.      UNDERTAKINGS.

         (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 145, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         (5) The undersigned registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or nay material change to such information in the registration statement.

             (b) That, for the purpose of determining any liability under the
                 Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
                 (5)(d) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         (6) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

         (8) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                  THE SCOTTS COMPANY


                                   By       /s/ CHARLES M. BERGER*
                                      ---------------------------------
                                      CHARLES M. BERGER
                                      Chairman, President and
                                      Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




              Signature                                   Title                                  Date
              ---------                                   -----                                  ----
/s/ CHARLES M. BERGER*                        Chairman of the Board, President              April 18, 2000
------------------------------------          and CEO
    CHARLES M. BERGER                         (Principal Executive Officer)

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer               April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES B. BEARD*                           Director                                      April 18, 2000
-----------------------------------
    JAMES B. BEARD

/s/ JOSEPH P. FLANNERY*                       Director                                      April 18, 2000
-----------------------------------
    JOSEPH P. FLANNERY

/s/  HORACE HAGEDORN*                         Director                                      April 18, 2000
-----------------------------------
    HORACE HAGEDORN

/s/  JAMES H. HAGEDORN*                       Director                                      April 18, 2000
-----------------------------------
    JAMES H. HAGEDORN

/s/  ALBERT E. HARRIS*                        Director                                      April 18, 2000
-----------------------------------
    ALBERT E. HARRIS

              Signature                                   Title                                  Date
              ---------                                   -----                                  ----

/s/  JOHN  KENLON*                            Director                                     April 18, 2000
-----------------------------------
    JOHN KENLON

     KAREN G. MILLS*                          Director                                     April 18, 2000
-----------------------------------
    KAREN G. MILLS

/s/ PATRICK J. NORTON*                        Director                                     April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JOHN M. SULLIVAN*                         Director                                     April 18, 2000
-----------------------------------
    JOHN M. SULLIVAN

/s/ L. JACK VAN FOSSEN*                       Director                                     April 18, 2000
-----------------------------------
    L. JACK VAN FOSSEN

    JOHN WALKER, PH.D.*                       Director                                     April 18, 2000
-----------------------------------
    JOHN WALKER, PH.D.


*By: /s/ G. ROBERT LUCAS
    -------------------------------
    G. ROBERT LUCAS
    as Attorney-in-fact


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.


                                     SCOTTS' MIRACLE-GRO PRODUCTS, INC.


                                     By:  /s/ JOHN KENLON
                                        -------------------------------------
                                        JOHN KENLON
                                        Chief Executive Officer





Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                                      Title                            Date
          ---------                                      -----                            ----
/s/ JOHN KENLON*                              Chief Executive Officer                April 18, 2000
------------------------------------          (Principal Executive Officer)
    JOHN KENLON

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer        April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ CHARLES M. BERGER*                        Director                               April 18, 2000
-----------------------------------
    CHARLES M. BERGER


/s/ JAMES HAGEDORN*                           Director                               April 18, 2000
-----------------------------------
    JAMES HAGEDORN


/s/ G. ROBERT LUCAS                           Director                               April 18, 2000
-----------------------------------
    G. ROBERT LUCAS

*By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                         MIRACLE-GRO LAWN PRODUCTS, INC.

                                         By: /s/ CHARLES M. BERGER*
                                            -------------------------------
                                            CHARLES M. BERGER
                                            President and Chief
                                              Executive Officer



Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendments No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                                      Title                            Date
          ---------                                      -----                            ----
/s/ CHARLES M. BERGER*                        President, CEO and Director            April 18, 2000
------------------------------------          (Principal Executive Officer)
    CHARLES M. BERGER

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer        April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES HAGEDORN*                           Director                               April 18, 2000
-----------------------------------
    JAMES HAGEDORN


/s/ G. ROBERT LUCAS                           Director                               April 18, 2000
-----------------------------------
    G. ROBERT LUCAS

*By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                       MIRACLE-GRO PRODUCTS LTD.


                                       By: /s/ CHARLES M. BERGER*
                                          -------------------------------------
                                          CHARLES M. BERGER
                                          President and Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                                      Title                            Date
          ---------                                      -----                            ----
/s/ CHARLES M. BERGER*                        President, CEO and Director            April 18, 2000
------------------------------------          (Principal Executive Officer)
    CHARLES M. BERGER

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer        April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES HAGEDORN*                           Director                               April 18, 2000
-----------------------------------
    JAMES HAGEDORN


/s/ G. ROBERT LUCAS                           Director                               April 18, 2000
-----------------------------------
    G. ROBERT LUCAS

 By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                      OMS INVESTMENTS, INC.


                                      By: /s/ G. ROBERT LUCAS
                                         -------------------------------------
                                         G. ROBERT LUCAS
                                         President and Chief Executive Officer



Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                                      Title                            Date
          ---------                                      -----                            ----

/s/ G. ROBERT LUCAS                           President, CEO and Director            April 18, 2000
-------------------------------------         (Principal Executive Officer)
    G. ROBERT LUCAS


/s/ REBECCA J. BRUENING*                      Vice President and Treasurer           April 18, 2000
------------------------------------          (Principal Financial and
    REBECCA J. BRUENING                       Accounting Officer)


/s/ MARGARET PULGINI*
-----------------------------------           Director                               April 18, 2000
    MARGARET PULGINI


/s/ EDWARD R. CLAGGETT*                       Director                               April 18, 2000
-----------------------------------
    EDWARD R. CLAGGETT

*By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                    OLD FORT FINANCIAL CORP.


                                    By: /s/ CHARLES M. BERGER*
                                       --------------------------------------
                                       CHARLES M. BERGER
                                       President




Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


          Signature                                      Title                            Date
          ---------                                      -----                            ----
/s/ CHARLES M. BERGER*                        President, CEO and Director            April 18, 2000
------------------------------------          (Principal Executive Officer)
    CHARLES M. BERGER

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer        April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES HAGEDORN*                           Director                               April 18, 2000
-----------------------------------
    JAMES HAGEDORN


/s/ G. ROBERT LUCAS                           Director                               April 18, 2000
-----------------------------------
    G. ROBERT LUCAS


 By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                               HYPONEX CORPORATION


                               By:      /s/ CHARLES M. BERGER*
                                  -------------------------------------------
                                  CHARLES M. BERGER
                                  President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                        Date
              ---------                                   -----                        ----
/s/ CHARLES M. BERGER*                        President, CEO and Director        April 18, 2000
------------------------------------          (Principal Executive Officer)
    CHARLES M. BERGER

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer    April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES HAGEDORN*                           Director                           April 18, 2000
------------------------------------
    JAMES HAGEDORN

/s/  G. ROBERT LUCAS                          Director                           April 18, 2000
------------------------------------
    G. ROBERT LUCAS

*By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                 EARTHGRO, INC.


                                 By:      /s/ WILLIAM A. DITTMAN*
                                    ------------------------------------------
                                    WILLIAM A. DITTMAN
                                    President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                                  Date
              ---------                                   -----                                  ----
/s/ WILLIAM A. DITTMAN*                       President and Director                       April 18, 2000
------------------------------------          (Principal Executive Officer)
    WILLIAM A. DITTMAN

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer              April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ CHARLES M. BERGER*                        Director                                     April 18, 2000
-----------------------------------
    CHARLES M. BERGER

/s/ JAMES HAGEDORN*                           Director                                     April 18, 2000
-------------------------------------------
    JAMES HAGEDORN

/s/  G. ROBERT LUCAS                          Director                                     April 18, 2000
------------------------------------
    G. ROBERT LUCAS

*By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                               SCOTTS PRODUCTS CO.


                               By:      /s/ CHARLES M. BERGER*
                                  -------------------------------------------
                                    CHARLES M. BERGER
                                    President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                                  Date
              ---------                                   -----                                  ----
/s/ CHARLES M. BERGER*                        President, CEO and Director                  April 18, 2000
------------------------------------          (Principal Executive Officer)
    CHARLES M. BERGER

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer              April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES HAGEDORN*                           Director                                     April 18, 2000
-----------------------------------
    JAMES HAGEDORN

/s/  G. ROBERT LUCAS                          Director                                     April 18, 2000
------------------------------------
    G. ROBERT LUCAS

 By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                     SCOTTS PROFESSIONAL PRODUCTS CO.


                                     By:  /s/ CHARLES M. BERGER*
                                        ---------------------------------
                                          CHARLES M. BERGER
                                          President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                                  Date
              ---------                                   -----                                  ----
/s/ CHARLES M. BERGER*                        President, CEO and Director                  April 18, 2000
------------------------------------          (Principal Executive Officer)
    CHARLES M. BERGER

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer              April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES HAGEDORN*                           Director                                     April 18, 2000
-----------------------------------
    JAMES HAGEDORN

/s/  G. ROBERT LUCAS                          Director                                     April 18, 2000
------------------------------------
    G. ROBERT LUCAS

*By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                      REPUBLIC TOOL & MANUFACTURING CORP.


                                      By:      /s/ CHARLES M. BERGER*
                                         --------------------------------------
                                          CHARLES M. BERGER
                                          President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                                  Date
              ---------                                   -----                                  ----
/s/ CHARLES M. BERGER*                        President, CEO and Director                  April 18, 2000
------------------------------------          (Principal Executive Officer)
    CHARLES M. BERGER

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer              April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES HAGEDORN*                           Director                                     April 18, 2000
-----------------------------------
    JAMES HAGEDORN

/s/  G. ROBERT LUCAS                          Director                                     April 18, 2000
------------------------------------
    G. ROBERT LUCAS

*By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                   SCOTTS-SIERRA HORTICULTURAL PRODUCTS COMPANY


                                   By:      /s/ CHARLES M. BERGER*
                                      -----------------------------------------
                                      CHARLES M. BERGER
                                      President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                                  Date
              ---------                                   -----                                  ----
/s/ CHARLES M. BERGER*                        President, CEO and Director                  April 18, 2000
------------------------------------          (Principal Executive Officer)
    CHARLES M. BERGER

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer              April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES HAGEDORN*                           Director                                     April 18, 2000
-----------------------------------
    JAMES HAGEDORN

/s/  G. ROBERT LUCAS                          Director                                     April 18, 2000
------------------------------------
    G. ROBERT LUCAS

 By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                       SCOTTS-SIERRA CROP PROTECTION COMPANY


                                       By:      /s/ CHARLES M. BERGER*
                                          -------------------------------------
                                          CHARLES M. BERGER
                                          President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


              Signature                                   Title                                  Date
              ---------                                   -----                                  ----
/s/ CHARLES M. BERGER*                        President, CEO and Director                  April 18, 2000
------------------------------------          (Principal Executive Officer)
    CHARLES M. BERGER

/s/ PATRICK J. NORTON*                        Interim Chief Financial Officer              April 18, 2000
-----------------------------------
    PATRICK J. NORTON

/s/ JAMES HAGEDORN*                           Director                                     April 18, 2000
-----------------------------------
    JAMES HAGEDORN

/s/  G. ROBERT LUCAS                          Director                                     April 18, 2000
------------------------------------
    G. ROBERT LUCAS

*By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                    SCOTTS-SIERRA INVESTMENTS INC.


                                    By:   /s/ G. ROBERT LUCAS
                                      ----------------------------------------
                                       G. ROBERT LUCAS
                                       President and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                                  Date
              ---------                                   -----                                  ----
/s/ G. ROBERT LUCAS                           President, CEO and Director                  April 18, 2000
------------------------------------          (Principal Executive Officer)
    G. ROBERT LUCAS

/s/ REBECCA J. BRUENING*                      Vice President and Treasurer                 April 18, 2000
------------------------------------          (Principal Financial and
    REBECCA J. BRUENING                       Accounting Officer)


/s/ EDWARD R. CLAGGETT*                       Director                                     April 18, 2000
-----------------------------------
    EDWARD R. CLAGGETT

/s/  MARGARET PULGINI*                        Director                                     April 18, 2000
-----------------------------------
    MARGARET PULGINI

*By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on April 18, 2000.

                                                     SWISS FARMS PRODUCTS, INC.



                                    By:   /s/ G. ROBERT LUCAS
                                      ----------------------------------------
                                       G. ROBERT LUCAS
                                       President


Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                                  Date
              ---------                                   -----                                  ----
/s/ G. ROBERT LUCAS                           President and Director                       April 18, 2000
------------------------------------          (Principal Executive Officer)
    G. Robert Lucas

/s/ REBECCA J. BRUENING*                      Vice President and Treasurer                 April 18, 2000
------------------------------------          (Principal Financial and
    Rebecca J. Bruening                       Accounting Officer)


/s/ EDWARD R. CLAGGETT*                       Director                                     April 18, 2000
-----------------------------------
    EDWARD R. CLAGGETT

/s/  JOLEEN LEGAKES*                          Director                                     April 18, 2000
-----------------------------------
    JOLEEN LEGAKES

 By: /s/ G. Robert Lucas
     ------------------------------
     G. Robert Lucas
     as Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit
  No.           Description
  ---           -----------

2.1** Asset Purchase Agreement dated as of November 11, 1998, between Monsanto Company and the Registrant (incorporated herein by reference to Exhibit 2(d) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (File No. 001-13292)). Certain portions of this exhibit have been omitted based upon a request for confidential treatment filed with the Commission. The non-public information has been filed separately with the Commission in connection with that request.

2.2** Amended and Restated Agency and Marketing Agreement dated as of September 30, 1998 between Monsanto Company and the Registrant (incorporated herein by reference to Exhibit 10(v) to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (File No. 001-13292)). Certain portions of this exhibit have been omitted based upon a request for confidential treatment filed with the Commission. The non-public information has been filed separately with the Commission in connection with that request.

4** Indenture dated as January 20, 1999 between The Scotts Company and State Street Bank and Trust Company, as trustee

5               Opinion of Vorys, Sater, Seymour and Pease LLP

12              Computation of Ratio of Earnings to Fixed Charges

23.1            Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.3            Consent of Vorys, Sater, Seymour and Pease LLP (included in
                Exhibit 5)

24**            Powers of Attorney


25**            Form T-1 - Statement of Eligibility of Trustee

99**            Letter of Transmittal

------

*   To be filed by amendment.
**  Previously filed.


                                      II-8